Filed Pursuant to Rule 424(b)(5)
Registration Statement Nos. 333-238189, 333-238189-01, 333-238189-02 and 333-238189-03

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated February 23, 2022

Preliminary Prospectus Supplement

(To Prospectus dated May 12, 2020)

Aon Corporation

Aon Global Holdings plc

$                 % Senior Notes due 20

$                 % Senior Notes due 20

with full and unconditional guarantees

as to payment of principal and interest by

Aon plc and Aon Global Limited

Aon Corporation, a Delaware corporation, and Aon Global Holdings plc, a public limited company incorporated under the laws of England and Wales (“AGH”) (each, an “Issuer” and, together, the “Issuers”) are offering $         aggregate principal amount of         % senior notes due 20     (the “20     Notes”) and $         aggregate principal amount of        % senior notes due 20     (the “20     Notes” and, together with the 20     Notes, the “Notes”). The 20     Notes will mature on, 20     . The 20     Notes will mature on                 , 20     . Interest on the Notes will be payable on each        and                  , commencing on                 , 2022. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Issuers may redeem the Notes of either series in whole or in part, at any time and from time to time at the redemption prices for the applicable series set forth in this prospectus supplement under “Description of the Securities—Optional Redemption.”

The Issuers may also redeem all of the Notes of a series at a redemption price equal to 100% of the principal amount of the Notes of such series plus accrued and unpaid interest, if any, to the redemption date in the event of certain changes in respect of withholding taxes applicable to the Guarantees, as described in this prospectus supplement under “Description of the Securities—Optional Tax Redemption.”

The Notes will be fully and unconditionally guaranteed, jointly and severally (the “Guarantees” and, together with the Notes, the “Securities”), by Aon plc, an Irish public limited company (“Aon plc”), and Aon Global Limited (formerly known as Aon plc), a private limited company incorporated under the laws of England and Wales (“AGL” and, together with Aon plc, the “Guarantors”). Each of AGL, Aon Corporation and AGH is an indirect wholly owned subsidiary of Aon plc, and AGH is the direct parent of Aon Corporation.

The Notes will be the applicable Issuer’s general unsecured and unsubordinated obligation and will rank equally in right of payment with each other and with all of such Issuer’s other existing and future unsecured and unsubordinated indebtedness. The Notes will not have the benefit of all of the covenants applicable to certain of the Issuers’ existing unsecured senior indebtedness. The Notes will be effectively subordinated to all of the applicable Issuer’s existing and future secured indebtedness to the extent of the value of the assets securing any such indebtedness. The Notes will be structurally subordinated to all of the existing and future secured and unsecured indebtedness and other liabilities of the applicable Issuer’s subsidiaries.

Each Guarantee will be the applicable Guarantor’s general unsecured and unsubordinated obligation and will rank equally in right of payment with all of such Guarantor’s other existing and future unsecured and unsubordinated indebtedness. The Guarantees will not have the benefit of all of the covenants applicable to certain of the Guarantors’ existing unsecured senior debt. Each Guarantee will be effectively subordinated to all of the applicable Guarantor’s existing and future secured indebtedness to the extent of the value of the assets securing any such indebtedness. Each Guarantee will be structurally subordinated to all of the existing and future secured and unsecured indebtedness and other liabilities of the applicable Guarantor’s subsidiaries.

Investing in the Securities involves a high degree of risk. See “Risk Factors” beginning on page S-12, as well as the risks set forth in our other filings with the Securities and Exchange Commission (the “SEC”), which are incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain risks that should be considered in connection with an investment in the Notes.

Neither the SEC nor any state securities commission has approved or disapproved of the Securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 20 Note		Total	Per 20 Note		Total
Public offering price		%	$		%	$
Underwriting discount		%	$		%	$
Proceeds to us (before expenses)		%	$		%	$

Interest on the Notes of each series will accrue from                 , 2022.

We intend to apply to list the Notes on the New York Stock Exchange.

The underwriters expect to deliver the Securities for purchase on or about                 , 2022, which is the                          business day following the date of this prospectus supplement, in book-entry form through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, S.A. and Euroclear Bank SA/NV.

Joint Book-Running Managers

Morgan Stanley	Barclays	Credit Suisse	Deutsche Bank Securities

The date of this prospectus supplement is                , 2022.

Prospectus Supplement

Prospectus

S-i

Neither we nor the underwriters have authorized anyone to provide any information other than that which is contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, or provide any assurance as to, the reliability of any other information that others may give you. No offer to sell these Securities is being made in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of the date of the document in which the information appears. Our business, financial condition, results of operations and prospects may have changed after any of such dates.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference herein and therein, and the additional information described under “Where You Can Find More Information.”

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Except as so modified or superseded, any statement so modified or superseded will not be deemed to constitute a part of this prospectus supplement. See “Where You Can Find More Information.”

On April 1, 2020, a scheme of arrangement under English law was completed pursuant to which the Class A ordinary shares of Aon plc, a public limited company incorporated under the laws of England and Wales and the then publicly traded parent company of the Aon group, were cancelled and the holders thereof received, on a one-for-one basis, Class A ordinary shares of Aon plc, an Irish public limited company (the “Reorganization”).

Unless otherwise stated or the context otherwise requires, in this prospectus supplement we use the terms:

•	“Aon Corporation” to refer to Aon Corporation, a Delaware corporation;

•

“AGL” to refer to (i) for time periods after July 15, 2020, the date of re-registration, Aon Global Limited, a private limited company incorporated under the laws of England and Wales, and (ii) for the time periods prior to the date of re-registration, Aon plc, a public limited company incorporated under the laws of England and Wales and the former publicly traded parent company of the Aon group;

•

“Aon plc” to refer to (i) for time periods prior to the completion of the Reorganization, AGL, and (ii) for time periods on or after the completion of the Reorganization, Aon plc, an Irish public limited company;

•	“AGH” to refer to Aon Global Holdings plc, a public limited company incorporated under the laws of England and Wales;

•	a “Guarantor” or the “Guarantors” to refer to one or more of Aon plc and AGL;

•	an “Issuer” or the “Issuers” to refer to one or more of Aon Corporation and AGH; and

•	“Aon,” “we,” “us” or “our” to refer to Aon plc, together with its consolidated subsidiaries, including Aon Corporation, AGL and AGH.

Notice to Prospective Investors in the European Economic Area

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (as amended, the “EU Prospectus Regulation”) or any legislation, regulations or rules of Ireland or any other Member State of the European Economic Area (“EEA”) implementing the EU Prospectus Regulation, and has not been, and will not be, reviewed or approved by the Central Bank of Ireland nor by any other competent or supervisory authority of any other Member State of the EEA for the purposes of the EU Prospectus Regulation. This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of Securities in any Member State of the EEA will only be made to a legal entity which is a qualified investor under the EU Prospectus Regulation (“EEA Qualified Investors”). Accordingly, any person making or intending to make an offer in that Member State of Securities which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to EEA Qualified Investors. Neither the Issuers nor the underwriters have authorized, nor do they authorize, the making of any offer of Securities other than to EEA Qualified Investors.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the EU Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Securities or otherwise making such instruments available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”) (the “UK Prospectus Regulation”) and has not been, and will not be, reviewed or approved by the Financial Conduct Authority of the United Kingdom nor by any other competent or supervisory authority of the United Kingdom for the purposes of the UK Prospectus Regulation. This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of Securities in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly, any person making or intending to make an offer in the United Kingdom of Securities which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither the Issuers nor the underwriters have authorized, nor do they authorize, the making of any offer of Securities other than to UK Qualified Investors.

PROHIBITION OF SALES TO UK RETAIL INVESTORS – The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the

Securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the Securities offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Securities offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein or therein contain certain statements related to future results, or state our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to management’s expectations or forecasts of future events. They are typically identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “probably,” “potential,” “looking forward,” “continue” and other similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. For example, we may use forward-looking statements when addressing topics such as: market and industry conditions, including competitive and pricing trends; public health concerns and continuing uncertainty in connection with COVID-19; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy; the expected impact of acquisitions and dispositions, and other significant transactions or the termination thereof; pension obligations; cash flow and liquidity; expected effective tax rate; potential changes in laws or future actions by regulators; and the impact of changes in accounting rules. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include:

•	changes in the competitive environment or damage to our reputation;

•	fluctuations in currency exchange and interest rates that could impact our financial condition or results;

•	changes in global equity and fixed income markets that could affect the return on invested assets;

•	changes in the funded status of our various defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

•	the level of our debt and the terms thereof reducing our flexibility or increasing borrowing costs;

•	rating agency actions that could limit our access to capital and our competitive position;

•	our global tax rate being subject to a variety of different factors, which could create volatility in that tax rate;

•	changes in our accounting estimates and assumptions on our financial statements;

•	limits on our subsidiaries’ ability to pay dividends or otherwise make payments to us;

•	the impact of legal proceedings and other contingencies, including those arising from acquisition or disposition transactions, errors and omissions and other claims against us;

•

the impact of, and potential challenges in complying with, laws and regulations of the jurisdictions in which we operate, particularly given the global nature of operations and the possibility of differing or conflicting laws and regulations or the application or interpretation thereof, across such jurisdictions;

•	the impact of any regulatory investigations brought in Ireland, the United Kingdom, the United States and other countries;

•	failure to protect intellectual property rights or allegations that we have infringed on the intellectual property rights of others;

•	general economic and political conditions in the countries in which we do business around the world, including the withdrawal of the United Kingdom from the European Union;

•	the failure to retain, attract and develop experienced and qualified personnel;

•	international risks associated with our global operations;

•	the effects of natural or man-made disasters, including the effects of the COVID-19 and other health pandemics and the impacts of climate change;

•

the potential for a system or network disruption or breach to result in operational interruption or improper disclosure of confidential, personal or proprietary data, and resulting damage to our reputation;

•	our ability to develop and implement new technology;

•	the actions taken by third parties that perform aspects of our business operations and client services;

•

the extent to which we are exposed to certain risks, including lawsuits, related to our actions we may take in being responsible for making decisions on behalf of clients in our investment consulting business or in other advisory services that we currently provide, or will provide in the future;

•	our ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products;

•	our ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions;

•	changes in commercial property and casualty markets, commercial premium rates or methods of compensation;

•	our ability to implement initiatives intended to yield cost savings and the ability to achieve those cost savings; and

•	the effects of Irish law on our operating flexibility and the enforcement of judgments against us.

Any or all of these forward-looking statements may turn out to be inaccurate, and there are no guarantees about our performance. The factors identified above are not exhaustive. We and our subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statement that we may make from time to time, whether as a result of new information, future events or otherwise. Further information about factors that could materially affect us, including our results of operations and financial condition, is contained under “Risk Factors” in this prospectus supplement and the accompanying prospectus and in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated herein by reference. These factors may be revised or supplemented in our subsequent periodic filings with the SEC.

SUMMARY

This summary highlights certain information about Aon and this offering of the Securities. This summary does not contain all the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including under “Risk Factors,” and our financial statements and related notes thereto, before making an investment decision.

General

We are a leading global professional services firm that provides advice and solutions to clients focused on risk, retirement and health, delivering distinctive client value via innovative and effective risk management and workforce productivity solutions that are under-pinned by industry-leading data and analytics. Our strategy is to be the preeminent professional services firm in the world, focused on risk and people. Our clients are globally diversified and include all market segments and almost every industry in over 120 countries and territories. This diversification of our customer base helps provide us stability in different economic scenarios that could affect specific industries, customer segments or geographies. We have continued to focus our portfolio on higher margin, capital-light professional services businesses that have high recurring revenue streams and strong cash flow generation. We endeavor to make capital allocation decisions based upon return on invested capital.

As of December 31, 2021, we had approximately 50,000 employees and conducted our operations in over 120 countries and territories.

The Issuers

Aon Corporation and Aon Global Holdings plc are the co-issuers of the Notes. Aon Corporation is an indirect wholly owned subsidiary of Aon plc. Aon Corporation was incorporated in 1979 under the laws of Delaware. The principal executive offices of Aon Corporation are located at 200 East Randolph Street, Chicago, Illinois 60601 and its telephone number is +1-312-381-1000. Aon Global Holdings plc is an indirect wholly owned subsidiary of Aon plc and the direct parent of Aon Corporation. AGH was formed in 2014 as a private limited company under the laws of England and Wales and was re-registered on April 29, 2020, as a public limited company under the laws of England and Wales. The principal executive offices of AGH are located at The Aon Centre, The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AN, United Kingdom and its telephone number is +44 20 7623 5500. See “About this Prospectus Supplement” and “Where You Can Find More Information.”

The Guarantors

The Notes will be fully and unconditionally guaranteed, jointly and severally, by each of the Guarantors: Aon plc and AGL. AGL is an indirect wholly owned subsidiary of Aon plc. The principal executive offices of Aon plc are located at Metropolitan Building, James Joyce Street, Dublin 1, Ireland D01 K0Y8 and its telephone number is +353 1 266 6000. The principal executive offices of AGL are located at The Aon Centre, The Leadenhall Building, 122 Leadenhall Street, London, England EC3V 4AN and its telephone number is +44 20 7623 5500.

The Offering

The following is a summary of some of the terms of this offering. For a more complete description of the terms of the Securities, see “Description of the Securities” in this prospectus supplement and “Description of Debt Securities and Guarantees” in the accompanying prospectus.

Co-Issuers	Aon Corporation and Aon Global Holdings plc.

Notes Offered	$ aggregate principal amount of % senior notes due 20 . $ aggregate principal amount of % senior notes due 20 .

Maturity Date	20 Notes: , 20 .
20 Notes: , 20 .

Interest Rate	The Notes will bear interest from and including , 2022. The 20 Notes will bear interest at the rate of % per annum, payable semi-annually in arrears, and the 20 Notes will bear interest at the rate of % per annum, payable semi-annually in arrears.

Interest Payment Dates	Interest on the 20 Notes will be payable in arrears on each and , commencing on , 2022. Interest on the 20 Notes will be payable in arrears on each and , commencing on , 2022.

Guarantors	Aon plc and Aon Global Limited.

Guarantees	The Notes will be fully and unconditionally guaranteed, jointly and severally, by each of the Guarantors.

Use of Proceeds	The net proceeds to us from this offering after deducting the underwriting discounts and estimated offering expenses payable by us are expected to be approximately $ . We intend to use the net proceeds from this offering for general corporate purposes.

Ranking of the Securities

The Notes will be the applicable Issuer’s general unsecured and unsubordinated obligations and will rank equally in right of payment with each other and with all of such Issuer’s other existing and future unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to all of the applicable Issuer’s existing and future secured indebtedness to the extent of the value of the assets securing any such indebtedness. As of December 31, 2021, the Issuers had no secured indebtedness for borrowed money and approximately $12,355 million of consolidated outstanding indebtedness and other liabilities, including accounts payable and accrued liabilities, pension and other post-retirement and post-employment liabilities, non-current operating lease liabilities, deferred tax liabilities, other current and non-current liabilities, but excluding intercompany liabilities and fiduciary liabilities. The Notes will be structurally subordinated to all of the existing and future secured and unsecured indebtedness and other liabilities of the applicable Issuer’s subsidiaries. As of December 31, 2021, the Issuers’ subsidiaries had approximately $5,402 million of outstanding indebtedness and other liabilities, including accounts payable and accrued liabilities, pension and other post-retirement and post-employment liabilities, non-current operating lease liabilities, deferred tax liabilities, other current liabilities and non-current liabilities, but excluding intercompany liabilities and fiduciary liabilities. These liabilities constitute approximately 43.7% of the Issuers’ total consolidated liabilities.

Each Guarantee will be the applicable Guarantor’s general unsecured and unsubordinated obligation and will rank equally in right of payment with all of such Guarantor’s other existing and future unsecured and unsubordinated indebtedness. Each Guarantee will be effectively subordinated to all of the applicable Guarantor’s existing and future secured indebtedness to the extent of the value of the assets securing any such indebtedness. As of December 31, 2021, the Guarantors had no secured indebtedness for borrowed money and approximately $16,373 million of consolidated outstanding indebtedness and other liabilities, including accounts payable and accrued liabilities, pension and other post-retirement and post-employment liabilities, non-current operating lease liabilities, deferred tax liabilities, other current liabilities and non-current liabilities, but excluding intercompany liabilities and fiduciary liabilities. Each Guarantee will be structurally subordinated to all of the existing and future secured and unsecured indebtedness and other liabilities of the applicable Guarantor’s subsidiaries. As of December 31, 2021, the subsidiaries of the Guarantors had no secured indebtedness for borrowed money and approximately $12,478 million of outstanding indebtedness and other liabilities, including accounts payable and accrued liabilities, pension and other post-retirement and post-employment liabilities, non-current operating lease liabilities, deferred tax liabilities, other current liabilities and non-current liabilities, but excluding intercompany liabilities and fiduciary liabilities. These liabilities constitute approximately 76.2% of the Guarantors’ total consolidated liabilities.

Optional Redemption	Prior to , 20 ( month(s) prior to the 20 Notes maturity date) (the “20 Par Call Date”), and prior to , 20 ( month(s) prior to the 20 Notes maturity date) (the “20 Par Call Date”), the Issuers may redeem the 20 Notes and/or the 20 Notes at their option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of such series being redeemed discounted to the redemption date (assuming the Notes of such series being redeemed matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined under “Description of the Securities—Optional Redemption”), plus                 basis points (     %), in the case of the 20    Notes, and plus                 basis points (     %), in the case of the 20    Notes less, (b) interest accrued to the date of redemption, and

•	100% of the principal amount of the Notes of such series being redeemed,

plus, in either case, accrued and unpaid interest on the principal amount of the Notes of such series being redeemed to the redemption date.

On or after the applicable Par Call Date, the Issuers may redeem the 20 Notes and/or the 20 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes of such series being redeemed plus accrued and unpaid interest thereon to the redemption date.

See “Description of the Securities—Optional Redemption.”

Additional Amounts	Subject to certain limited exceptions, the Guarantors have agreed to pay additional amounts to holders of the Notes from time to time in the event any payment made under the Guarantees is subject to withholding or deduction in respect of Taxes (as defined under “Description of the Securities—Payment of Additional Amounts”).

Optional Tax Redemption	In the event of certain changes in respect of Taxes applicable to the Guarantee of a series of Notes, the Issuers may redeem the Notes of such series in whole, but not in part, at any time prior to the Maturity Date, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest on the Notes of such series, if any, to the redemption date. See “Description of the Securities—Optional Tax Redemption.”

Covenants	The indenture includes certain requirements that must be met if either Issuer or either Guarantor consolidates with or merges into, or transfers or leases its assets substantially as an entirety to, another entity or person.

Absence of Market / Listing	Each series of Notes is a new issue of securities with no established trading market. Although the Issuers intend to apply to list the Notes of each series on the New York Stock Exchange, we cannot provide assurance as to the development or liquidity of any market for the Notes. See “Underwriting.”

Risk Factors	See “Risk Factors” beginning on page S-12 of this prospectus supplement for important information regarding us and an investment in the Securities.

Further Issuances	The Issuers may, from time to time, without the written consent of and without giving notice to holders of the Securities of any series, create and issue additional notes having the same terms and condition as the Notes in all respects (other than the issue date, public offering price and, to the extent applicable, first date of interest accrual and first interest payment date of such notes). Those additional notes will be consolidated with and form a single series with the previously outstanding Notes of the applicable series; provided that if the additional notes are not fungible with such series of Notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The Securities and the indenture will be governed by the laws of the State of New York.

Selected Historical Financial Data of Aon plc

The following table sets forth the selected historical consolidated financial and operating data for Aon plc. The selected consolidated financial data as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 has been derived from Aon plc’s audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 18, 2022, which is incorporated by reference herein. The balance sheet data as of December 31, 2019 has been derived from Aon plc’s audited consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2020, which is not incorporated by reference herein.

Historical results are not necessarily indicative of the results that may be expected for any future period. The selected consolidated financial data should be read in conjunction with Aon plc’s audited consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in its Annual Report on Form 10-K for the year ended December 31, 2021. See “Where You Can Find More Information.”

	Audited Year Ended December 31,
	2021	2020	2019
	(millions except per share data)
Income Statement Data
Total revenue	$12,193	$11,066	$11,013
Net Income	1,308	2,018	1,573

Less: Net income attributable to noncontrolling interests	53	49	41
Net income attributable to Aon shareholders	$1,255	$1,969	$1,532
Basic Net Income Per Share Attributable to Aon Shareholders	$5.59	$8.49	$6.42

Diluted Net Income Per Share Attributable to Aon Shareholders	$5.55	$8.45	$6.37

Balance Sheet Data
Fiduciary assets(1)	$14,386	$13,798	$11,834
Intangible assets including goodwill	$8,926	$9,306	$8,948
Total assets	$31,917	$32,114	$29,405
Long-term debt	$8,228	$7,281	$6,627
Non-current operating lease liabilities	$772	$897	$944
Total equity .	$1,158	$3,583	$3,449

(1)	Represents insurance premiums receivables from clients and claims receivables from insurance carriers, as well as cash and investments held in a fiduciary capacity.

RISK FACTORS

You should carefully consider the risks described below and in the accompanying prospectus, as well as the other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before making an investment decision. These include risks that could have a material adverse effect on our business, results of operations, financial condition, or cash flows, and which could, in turn, impact our ability to perform our respective obligations under the Securities.

Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. If the events discussed in the risk factors in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein occur, our business, results of operations, financial condition or cash flows could be materially adversely affected. In such an instance, the trading prices of our securities, including the Securities, could decline and you might lose all or part of your investment.

Risks Related to Aon

See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference herein, as such factors may be updated in our periodic filings with the SEC.

Risks Related to the Notes and the Guarantees

The Notes will be effectively subordinated to all of the applicable Issuer’s existing and future secured indebtedness (to the extent of the value of the assets securing any such indebtedness) and to the existing and future indebtedness of such Issuer’s subsidiaries, and each Guarantee will be effectively subordinated to all of the applicable Guarantor’s existing and future secured indebtedness (to the extent of the value of the assets securing any such indebtedness) and to the existing and future indebtedness of such Guarantor’s subsidiaries.

The Notes are not secured by the assets of either Issuer or the assets of either Issuer’s subsidiaries, and the Guarantees are not secured by any of the assets of either Guarantor or the assets of either Guarantor’s subsidiaries. As a result, the indebtedness represented by the Notes will effectively be subordinated to any existing and future secured indebtedness of the applicable Issuer or its subsidiaries and the indebtedness represented by the Guarantees will effectively be subordinated to any existing and future secured indebtedness of the Guarantors or their subsidiaries, in each case to the extent of the value of the assets securing any such indebtedness. As of December 31, 2021, none of the Issuers or the Guarantors had any secured indebtedness for borrowed money. As of December 31, 2021, the Guarantors’ subsidiaries (other than Aon Corporation and AGH) collectively had approximately $5,525 million of outstanding indebtedness and other liabilities, including accounts payable and accrued liabilities, pension and other post-retirement and post-employment liabilities, non-current operating lease liabilities, deferred tax liabilities, other current liabilities and non-current liabilities, but excluding intercompany liabilities and fiduciary liabilities. The Notes will be structurally subordinated to all of the existing and future secured and unsecured indebtedness and other liabilities of the applicable Issuer’s subsidiaries. As of December 31, 2021, the Issuers’ subsidiaries had approximately $5,402 million of outstanding indebtedness and other liabilities, including accounts payable and accrued liabilities, pension and other post-retirement and post-employment liabilities, non-current operating lease liabilities, deferred tax liabilities, other current liabilities and non-current liabilities, but excluding intercompany liabilities and fiduciary liabilities. In the event of any distribution or payment of the Issuers’ assets or those of a Guarantor in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors of the Issuers or of such Guarantor, respectively, would have a superior claim to holders of the Notes to the extent of the value of their collateral. In the event of the dissolution, a winding up, liquidation or reorganization, or other bankruptcy proceeding of a subsidiary of an Issuer, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to such Issuer or you in respect of the Notes. In the event of a dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding of a subsidiary of a Guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to such Guarantors or to you in respect of the Guarantee of such Guarantor. If any of the foregoing occurs, we cannot assure you that there will be sufficient assets to pay amounts due on the Securities.

We need to maintain adequate liquidity in order to have sufficient cash to meet operating cash flow requirements, repay maturing indebtedness and satisfy other obligations. If we fail to comply with the covenants contained in our various borrowing agreements, our (including Aon Corporation’s or AGH’s) liquidity, results of operations and financial condition may be adversely affected.

Our liquidity is a function of our ability to successfully generate cash flows from operations and improvement therein, access to capital markets and borrowings under our credit agreements. We believe our liquidity (including operating and other cash flows that we expect to generate) will be sufficient to meet operating requirements as they occur; however, our ability to maintain sufficient liquidity going forward depends on our ability to generate cash from operations and access to the capital markets and borrowings, all of which are subject to general economic, financial, competitive, legislative, regulatory and other market factors that are beyond our control.

The COVID-19 pandemic has resulted, and may continue to result, in significant economic disruption, although in recent months progress has been made in the development and distribution of vaccines, contributing to overall improved economic conditions globally, despite recent developments as a result of the Delta and Omicron variants. We continue to closely monitor the situation and its impacts on our business, liquidity, and capital planning initiatives. As the situation continues to evolve, the scale and duration of disruption cannot be predicted, and it is not possible to quantify or estimate the full impact that COVID-19 will have on our business. While we continue to focus on managing our cash flow to meet liquidity needs, our results of operations, particularly with respect to our more discretionary revenues, may be adversely affected. However, for the year ended December 31, 2021, the impacts of COVID-19 on our business results have lessened and we have seen overall strength across the firm. We continue to monitor the situation closely.

As of December 31, 2021, Aon plc had two primary committed credit facilities outstanding: its $750 million multi-currency U.S. credit facility expiring in October 2023 (the “October 2023 Facility”) and its $1.0 billion multi-currency U.S. credit facility expiring in September 2026 (the “September 2026 Facility”). These credit facilities are intended to support our commercial paper obligations and our general working capital needs. As of December 31, 2021, we had no borrowings outstanding under either of these facilities. As of December 31, 2021, we were in compliance with the financial covenants and all other covenants contained in these credit facilities. However, failure to comply with material provisions of our covenants in these credit facilities could result in a default thereunder, rendering them unavailable to us and causing a material adverse effect on the liquidity, results of operations and financial condition of Aon plc (and Aon Corporation and AGH).

Certain of our financing agreements, including our two primary committed credit facilities, contain various covenants that limit the discretion of our management in operating our business and could prevent us from engaging in certain potentially beneficial activities, and the violation of these covenants could result in an event of default. The Securities will not have the benefit of all of these covenants.

The restrictive covenants in our financing agreements may impact how we operate our business and prevent us from engaging in certain potentially beneficial activities. For both the October 2023 Facility and the September 2026 Facility, the two most significant covenants require us to maintain (i) a ratio of consolidated EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted for losses that are an unusual nature or infrequently occurring, certain non-cash charges and expenses, restructuring costs, and certain non-recurring acquisition-related fees, charges and expenses to consolidated interest expense and (ii) a ratio of consolidated debt to Adjusted EBITDA. For both of the facilities, the ratio of Adjusted EBITDA to consolidated interest expense must be at least 4.00 to 1.00, and the ratio of consolidated debt to Adjusted EBITDA must not exceed 3.25 to 1.00, subject to certain exceptions. The indenture does not include any similar covenants. Failure to comply with the covenants contained in the October 2023 Facility, the September 2026 Facility or any of our other existing indebtedness could result in an event of default under such facility or indebtedness that, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of certain defaults under the October 2023 Facility, the September 2026 Facility or any of our other indebtedness, the lenders thereunder would not be required to lend any additional amounts to us and could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable. If the indebtedness under October 2023 Facility, the September 2026 Facility or any of our other indebtedness, including the Securities, were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. See “Description of the Securities.”

The indenture contains no covenants limiting the Issuers’ or the Guarantors’ ability to incur future indebtedness, pay dividends or transfer assets among their respective subsidiaries, and only limited restrictions on the Issuers’ or the Guarantors’ ability to engage in other activities, which could adversely affect the Issuers’ or the Guarantors’ ability to pay their respective obligations under the Securities.

The indenture does not contain any financial covenants. The indenture will permit Aon plc and its subsidiaries (including the Issuers) to incur additional indebtedness, including secured indebtedness. Because the Securities will be unsecured, in the event of any dissolution, winding up, liquidation or reorganization or other bankruptcy proceeding regarding an Issuer or a Guarantor, whether voluntary or involuntary, the holders of such Issuer’s or such Guarantor’s secured indebtedness will be entitled to receive payment to the extent of the value of the assets securing any such indebtedness before such Issuer or such Guarantor can make any payment with respect to the Securities. If any of the foregoing events occurs, we cannot assure you that such Issuer or such Guarantor will have sufficient assets to pay amounts due on the Securities. As a result, you may receive a payment on the Securities that is less than that which you are entitled to receive or recover nothing if any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding occurs.

The indenture does not limit the Issuers’ or the Guarantors’ or their respective subsidiaries’ ability to issue or repurchase securities, pay dividends, incur intercompany liabilities or engage in transactions with affiliates. The ability of the Issuers and the Guarantors to use funds for numerous purposes may limit the funds available to pay the Issuers’ or the Guarantors’ obligations under the Securities.

The Securities lack a public market, and we cannot assure you that an active public market for the Securities will develop.

The Notes are new securities for which there currently is no established market. Although the Issuers intend to apply to list the Notes on the New York Stock Exchange, there can be no assurance that the Notes will be so listed by the time the Notes are delivered to purchasers. Even if the Notes are approved for listing are listed on the New York Stock Exchange, there can be no assurance regarding the future development of a market for the Securities or the ability of holders thereof to sell, or the price at which such holders may be able to sell, their Securities. If such a market were to develop, the Securities could trade at prices that may be higher or lower than the initial offering price depending on many factors, including, among other things, prevailing interest rates, the Issuers’ or the Guarantors’ operating results or financial condition and the market for similar securities. Underwriters, broker-dealers and agents that participate in the distribution of the Securities may make a market in the Securities as permitted by applicable laws and regulations, but will have no obligation to do so, and any such market-making activities with respect to the Securities may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the Securities or that an active public market for the Securities will develop. See “Underwriting.”

The Issuers’ and the Guarantors’ credit ratings may not reflect all risks of an investment in the Securities, and are subject to change.

The credit ratings of the Securities may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the Securities. In addition, real or anticipated changes in the Issuers’ and/or the Guarantors’ credit ratings, which could result from any number of factors (including the modification by a credit rating agency of the criteria or methodology it applies to particular issuers, including an Issuer or a Guarantor), will generally affect any trading market for, or trading value of, the Securities.

USE OF PROCEEDS

The net proceeds to us from this offering after deducting the underwriting discounts and estimated offering expenses payable by us are expected to be approximately $        . We intend to use the net proceeds from this offering for general corporate purposes.

CAPITALIZATION OF AON PLC

The following table sets forth Aon plc’s capitalization as of December 31, 2021, on an actual basis and on an as adjusted basis to give effect to this offering as if it had occurred on such date. You should read the data set forth in the table below in conjunction with “Summary—Selected Historical Financial Data” and “Use of Proceeds” in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference herein.

	As of December 31, 2021
	Actual	As Adjusted
	(millions)
Cash and cash equivalents(1)	$544	$

Outstanding debt
% Senior Notes due 20 offered hereby
% Senior Notes due 20 offered hereby
2.200% Senior Notes due November 2022	500
4.000% Senior Notes due November 2023	350
3.500% Senior Notes due June 2024	600
3.875% Senior Notes due December 2025	750
2.875% EUR 500 Senior Notes due May 2026	566
8.205% junior subordinated deferrable interest debentures due January 2027	521
4.500% Senior Notes due December 2028	350
3.750% Senior Notes due May 2029	750
2.800% Senior Notes due May 2030	1,000
2.050% Senior Notes due August 2031	400
2.600% Senior Notes due December 2031	500
6.250% Senior Notes due September 2040	300
4.250% Senior Notes due December 2042	256
4.450% Senior Notes due May 2043	250
4.600% Senior Notes due June 2044	550
4.750% Senior Notes due May 2045	600
2.900% Senior Notes due August 2051	600
Other(2)	549

Total debt	9,392
Less short-term debt and current portion of long-term debt	1,164

Total long-term debt	8,228
Equity
Common stock—$0.01 nominal value
Authorized: 500 shares (issued: 214.8)	2
Additional paid-in capital	6,624
Accumulated deficit	(1,694)
Accumulated other comprehensive loss	(3,871)

Total Aon Shareholders’ Equity	1,061
Noncontrolling interests	97

Total Equity	1,158

Total capitalization	$10,550	$

(1)	Cash and cash equivalents does not take into account expenses and discounts on issuance associated with this offering.
(2)	Includes discounts associated with outstanding debt instruments and other financing arrangements.

DESCRIPTION OF THE SECURITIES

The following description of the particular terms of the Securities offered by this prospectus supplement and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Securities set forth under “Description of Debt Securities and Guarantees” in the accompanying prospectus. Terms used herein that are otherwise not defined have the meanings given to them in the accompanying prospectus.

Aon Corporation and AGH will co-issue $        aggregate principal amount of    % senior notes due 20    (the “ 20    Notes”) and $        aggregate principal amount of    % senior notes due 20    (the “ 20    Notes” and, together with the 20    Notes, the “Notes”) pursuant to the amended and restated indenture, dated April 1, 2020, among Aon Corporation, as an issuer, Aon plc, AGL and AGH, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (amending and restating the indenture, dated December 3, 2018, among Aon Corporation, as an issuer, AGL, as guarantor, and the Trustee), as amended and supplemented by a supplemental indenture, to be dated as of             , 2022, among Aon Corporation and AGH, as co-issuers, Aon plc and AGL, as guarantors, and the Trustee. We refer to the amended and restated indenture, as amended and supplemented, as the indenture. The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it, not this description, defines your rights. The terms of the Securities include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). A copy of the indenture may be obtained from the Issuers or the Trustee.

The Issuers will issue the Notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the registrar. The Issuers may change the paying agent and registrar without notice to holders of the Notes. It is expected that the Issuers will pay principal and interest (and premium, if any) on the Notes (and, as necessary, each Guarantor will pay such amounts in relation to its applicable Guarantee) at the Trustee’s corporate office or by wire transfer, if book-entry at The Depository Trust Company (“DTC”).

Co-Issuance

The Issuers are co-issuers of the Notes and, as such, the Notes of each series will be joint and several obligations of each of the Issuers.

Principal, Maturity and Interest

The 20    Notes will mature on                 , 20     . The 20    Notes will mature on                 , 20     . $        in aggregate principal amount of 20    Notes and $        in aggregate principal amount of 20    Notes will be issued in this offering. After the issue date of the Notes, additional notes having the same terms and conditions as the Notes of the applicable series in all respects (other than the issue date, public offering price, and to the extent applicable, first date of interest accrual and first interest payment date of such notes) (“Additional Notes”) may be issued from time to time; provided, however, that if the Additional Notes of such series are not fungible with the Notes of such series for U.S. federal income tax purposes, the Additional Notes of such series will have a separate CUSIP number. The applicable series of Notes and any Additional Notes of such series that are actually issued will be treated as a single class for all purposes under the indenture, including, without limitation, as to waivers, amendments, redemptions and any applicable offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Securities,” references to the Notes include any Additional Notes of such series actually issued and references to the Notes of a series include any Additional Notes of such series actually issued.

Interest on the 20    Notes will accrue at the rate of    % per annum and will be payable semi-annually in arrears in cash on each                and                , commencing on                , 2022, to the persons who are

registered holders at the close of business on                or                , as the case may be, immediately preceding the applicable interest payment date. Interest on the 20    Notes will accrue at the rate of    % per annum and will be payable semi-annually in arrears in cash on each                and                , commencing on                , 2022, to the persons who are registered holders at the close of business on                or                , as the case may be, immediately preceding the applicable interest payment date. Interest on the Notes of a series will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding the actual interest payment date.

Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Optional Redemption

Prior to                , 20                (                month(s) prior to the 20                Notes maturity date) (the “20    Par Call Date”), and prior to                , 20                (                month(s) prior to the 20                Notes maturity date) (the “20    Par Call Date”), the Issuers may redeem the 20    Notes and/or the 20    Notes at their option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of such series being redeemed discounted to the redemption date (assuming the Notes of such series being redeemed matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined under “Description of the Securities—Optional Redemption”), plus                basis points (    %), in the case of the 20                Notes, and plus                 basis points (    %), in the case of the 20                Notes less, (b) interest accrued to the date of redemption, and

•	100% of the principal amount of the Notes of such series being redeemed,

plus, in either case, accrued and unpaid interest on the principal amount of the Notes of such series being redeemed to the redemption date.

On or after the applicable Par Call Date, the Issuers may redeem the 20    Notes and/or the 20    Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes of such series being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuers in accordance with the following two paragraphs:

The Treasury Rate shall be determined by the Issuers after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Issuers shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date for the applicable series of Notes (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining

Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 is no longer published, the Issuers shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuers shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuers shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuers’ actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed. In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Issuers defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Notwithstanding the foregoing, installments of interest on Notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to such Notes and the indenture.

Guarantees

Under the Guarantees, each Guarantor will fully, unconditionally and irrevocably guarantee, jointly and severally, the due and punctual payment of the principal, interest, premium (if any) and all other amounts due under the indenture and on the Notes when the Notes become due and payable, whether at maturity, pursuant to optional redemption, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the Notes.

The obligations of each Guarantor under its Guarantee will be unconditional, regardless of the enforceability of the Notes, and will not be discharged until all obligations under the Notes and the indenture are satisfied.

Holders of the Notes may proceed directly against Aon plc and/or AGL under the Guarantees if an event of default affecting the Notes occurs without first proceeding against the Issuers.

Ranking

The Notes will be:

•	the applicable Issuer’s general unsecured and unsubordinated obligations;

•	effectively subordinated to all of the applicable Issuer’s existing and future secured indebtedness to the extent of the value of the assets securing any such indebtedness;

•	structurally subordinated to all of the existing and future secured and unsecured indebtedness and other liabilities of the applicable Issuer’s subsidiaries;

•	of equal rank in right of payment with each other and with all of the applicable Issuer’s other existing and future unsecured and unsubordinated indebtedness; and

•	senior in right of payment to all of the applicable Issuer’s existing and future subordinated indebtedness.

Each Guarantee will be:

•	the applicable Guarantor’s general unsecured and unsubordinated obligation;

•	effectively subordinated to all of the applicable Guarantor’s existing and future secured indebtedness to the extent of the value of the assets securing any such indebtedness;

•	structurally subordinated to all of the existing and future secured and unsecured indebtedness and other liabilities of Aon plc’s subsidiaries;

•	of equal rank in right of payment with all of the applicable Guarantor’s other existing and future unsecured and unsubordinated indebtedness; and

•	senior in right of payment to all of the applicable Guarantor’s existing and future subordinated indebtedness.

See “Risk Factors—The Notes will be effectively subordinated to all of the applicable Issuer’s existing and future secured indebtedness (to the extent of the value of the assets securing any such indebtedness) and to the existing and future indebtedness of the applicable Issuer’s subsidiaries, and each Guarantee will be effectively subordinated to all of the applicable Guarantor’s existing and future secured indebtedness (to the extent of the value of the assets securing any such indebtedness) and to the existing and future indebtedness of such Guarantor’s subsidiaries.” As of December 31, 2021, the Issuers had no secured indebtedness for borrowed money and approximately $12,355 million of consolidated outstanding indebtedness and other liabilities, including accounts payable and accrued liabilities, pension and other post-retirement and post-employment liabilities, non-current operating lease liabilities, deferred tax liabilities, other current liabilities and non-current liabilities, but excluding intercompany liabilities and fiduciary liabilities. The Notes will be structurally subordinated to all of the existing and future secured and unsecured indebtedness and other liabilities of the applicable Issuer’s subsidiaries. As of December 31, 2021, the Issuers’ subsidiaries had approximately $5,402 million of outstanding indebtedness and other liabilities, including accounts payable and accrued liabilities, pension and other post-retirement and post-employment liabilities, non-current operating lease liabilities, deferred tax liabilities, other current liabilities and non-current liabilities, but excluding intercompany liabilities and fiduciary liabilities. These liabilities constitute approximately 43.7% of the Issuers’ total consolidated liabilities. As of December 31, 2021, the Guarantors had no secured indebtedness for borrowed money and approximately $16,373 million of consolidated outstanding indebtedness and other liabilities, including accounts payable and accrued liabilities, pension and other post-retirement and post-employment liabilities, non-current operating lease liabilities, deferred tax liabilities, other current liabilities and non-current liabilities, but excluding intercompany liabilities and fiduciary liabilities. As of December 31, 2021, the subsidiaries of the Guarantors had no secured indebtedness for borrowed money and approximately $12,478 million of outstanding indebtedness and other liabilities, including accounts payable and accrued liabilities, pension and other post-retirement and post-employment liabilities, non-current operating lease liabilities, deferred tax liabilities, other current liabilities and non-current liabilities, but excluding intercompany liabilities and fiduciary liabilities. These liabilities constitute approximately 76.2% of the Guarantors’ total consolidated liabilities.

Payment of Additional Amounts

Payments made by a Guarantor in respect of its Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future income, stamp or other tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed or levied by or on behalf of the government of Ireland or the United Kingdom, as applicable, or, in each case, by any authority or agency therein or thereof having the power to tax, which we refer to collectively as “Taxes,” unless such Guarantor is required to withhold or deduct Taxes by law.

If a Guarantor is required to withhold or deduct any amount for or on account of Taxes from any payment made with respect to its Guarantee, such Guarantor will pay such additional amounts as may be necessary so that the net amount received by each beneficial owner (including additional amounts) after such withholding or deduction will not be less than the amount the beneficial owner would have received if the Taxes had not been withheld or deducted; provided that no additional amounts will be payable with respect to Taxes:

•

that would not have been imposed but for the existence of any present or former connection between such holder or beneficial owner of the Notes (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership or corporation) and the United Kingdom or Ireland, as applicable, or, in each case, or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled thereof or a national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

•	that are estate, inheritance, gift, sales, transfer, personal property, wealth or similar taxes, duties, assessments or other governmental charges;

•	payable other than by withholding from payments in respect of a Guarantee;

•

that would not have been imposed but for the failure of the applicable recipient of such payment to comply with any certification, identification, information, documentation or other reporting requirement to the extent:

•

such compliance is required by applicable law or administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes; and

•

at least 30 days before the first payment date with respect to which such additional amounts or Taxes shall be payable, such Guarantor has notified such recipient in writing that such recipient is required to comply with such requirement;

•

that would not have been imposed but for the presentation of a Note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

•	that are imposed or withheld pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the issue date of a Note (or any amended or successor version of such sections), any regulations promulgated thereunder, any official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

•

that would not have been imposed if presentation for payment of a Note or a Guarantee (where presentation is required) had been made to a paying agent other than the paying agent to which the presentation was made; or

•	any combination of the foregoing items;

nor shall additional amounts be paid with respect to any payment in respect of a Guarantee to any such holder who is a fiduciary or a partnership or who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such additional amounts had it been the holder of the Note.

For avoidance of doubt, no additional amounts shall be paid with respect to or on account of any present or future income, stamp or other tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed or levied by or on behalf of the government of the United States, the United Kingdom or any other taxing authority relating to payments by the Issuers under the Notes.

All references in this prospectus supplement and the accompanying prospectus, other than under “Description of Debt Securities and Guarantees—Defeasance” in the accompanying prospectus, to the payment of the principal of or premium, if any, or interest, if any, on or the net proceeds received on the sale or exchange of, any Notes or any payment made under a Guarantee shall be deemed to include additional amounts to the extent that, in that context, additional amounts are, were or would be payable.

Each Guarantor’s obligations to pay additional amounts if and when due will survive the termination of the indenture and the payment of all other amounts in respect of the Notes.

Non-U.S. Holders (as defined under “Material U.S. Federal Income Tax Consequences—Tax Consequences Applicable to Non-U.S. Holders—Definition of a Non-U.S. Holder”) should refer to “Material U.S. Federal Income Tax Consequences—Tax Consequences Applicable to Non-U.S. Holders” for a discussion of U.S. federal withholding taxes that may be imposed on payments under the Notes and possible exemptions from, or reductions of, such withholding taxes.

Optional Tax Redemption

The Issuers may redeem the Notes of a series in whole, but not in part, at their option at any time prior to maturity, upon the giving of not less than 10 nor more than 90 days’ notice of tax redemption to the holders, at a redemption price equal to the principal amount of the Notes of such series plus accrued and unpaid interest, if any, to the redemption date, if:

•

it determines that, as a result of any change in, amendment to or announced proposed change in the laws or any regulations or rulings promulgated thereunder of Ireland or the United Kingdom (or, in each case, of any political subdivision or taxing authority thereof), or any change in the application or official interpretation of such laws, regulations or rulings, or (in either case) any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which Ireland or the United Kingdom is a party, which change, execution or amendment becomes effective on or after the issue date of the Notes of such series and either Guarantor would be required to pay additional amounts (as described under “—Payment of Additional Amounts”) with respect to its Guarantee on the next succeeding interest payment date and the payment of such additional amounts cannot be avoided by the use of reasonable measures available to such Guarantor; or

•

it determines, based upon an opinion of independent counsel of recognized standing that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, Ireland or the United Kingdom (or, in each case, any political subdivision or taxing authority thereof), which action is taken or brought on or after the issue date of the Notes of such series under the laws of a jurisdiction other than Ireland or the United Kingdom (or, in each case, any political subdivision or taxing authority thereof), with respect to taxes imposed by such other jurisdiction, there is a substantial probability that the circumstances described above would exist.

No notice of any such redemption may be given earlier than 90 days prior to the earliest date on which a Guarantor would be obligated to pay any additional amounts.

Prior to the delivery of any notice of redemption, the Issuers will deliver to the Trustee an officers’ certificate stating that it is entitled to effect or cause a redemption and setting forth a statement of facts showing that the conditions precedent of the right so to redeem or cause such redemption have occurred, and in the case of a redemption based on an opinion of independent counsel referred to in the second bullet above, such independent counsel’s opinion. Delivery of any notice of redemption will be conclusive and binding on the holders of the Securities being redeemed.

Any notice of redemption will be irrevocable once an officers’ certificate has been delivered to the Trustee.

Agreed Tax Treatment

Although the Notes are co-issued by Aon Corporation and AGH and, therefore, each Issuer is liable for repayment of the Notes in their entirety, the net proceeds of the offering of the Notes will be received solely by Aon Corporation and Aon Corporation will incur all of the underwriting discounts and commissions with respect to the Notes. In addition, Aon Corporation has agreed to make all interest payments and principal repayments on the Notes. As discussed further under “Material U.S. Federal Income Tax Consequences”, we intend to treat Aon Corporation as the sole obligor under the Notes for U.S. federal tax purposes and any interest paid by Aon Corporation on the Notes as U.S.-source income for U.S. federal income tax purposes. If we intend to cause AGH to become an obligor (in whole or in part) under the Notes or to otherwise change our present U.S. federal tax treatment of interest payments on the Notes, Aon will advise Holders on Aon’s website.

Governing Law

The indenture and the Securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning Our Relationship with the Trustee

The Issuers and the Guarantors have commercial deposits and custodial arrangements with The Bank of New York Mellon Trust Company, N.A. (“BNYM”) and may have borrowed money from BNYM or its affiliates in the normal course of business. The Issuers and the Guarantors may enter into similar or other banking relationships with BNYM or its affiliates in the future in the normal course of business. In addition, the Issuers and the Guarantors have provided brokerage and other insurance services in the ordinary course of their business for BNYM or its affiliates. BNYM may also act as trustee with respect to other debt securities issued by the Issuers and the Guarantors.

Offers to Purchase; Open Market Purchases

Neither the Issuers nor any Guarantor is required to make any sinking fund payments or any offers to purchase with respect to the Notes or the Guarantees. An Issuer or a Guarantor may at any time and from time to time purchase Notes in the open market or otherwise.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the Notes.

This discussion is limited to holders who hold the Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the Notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the Notes is sold to the public for cash). This discussion assumes that the Notes are issued at par or with a statutorily defined de minimis amount of original issue discount. This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the Notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	Non-U.S. Holders (as defined below) holding the Notes as part of the active conduct of a banking, financing or similar business;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	Non-U.S. Holders that are foreign corporations engaged in business in the United States whose principal business is trading in stock or securities for their own account;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell the Notes under the constructive sale provisions of the Code; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding or considering an investment in the Notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Effect of Co-Issuance and Source of Interest

Although the Notes are co-issued by Aon Corporation and AGH and, therefore, each Issuer is liable for repayment of the Notes in their entirety, the net proceeds of the offering of the Notes will be received solely by Aon Corporation and Aon Corporation will incur all of the underwriting discounts and commissions with respect to the Notes. In addition, between Aon Corporation and AGH plc, Aon Corporation has agreed to make all interest payments and principal repayments on the Notes. Under current U.S. federal income tax law, if a debt obligation has both U.S. and non-U.S. co-issuers, there is some uncertainty as to the determination of the source of an interest payment on such debt obligation. Although the matter is not free from doubt, unless otherwise advised on Aon’s website, we intend to take the position that Aon Corporation is the sole obligor under the Notes for U.S. federal tax purposes and that any interest paid by Aon Corporation on the Notes is U.S.-source income for U.S. federal income tax purposes. The remainder of this discussion assumes such treatment. There can be no assurance, however, that the IRS will not challenge this treatment, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the treatment of the Notes or the sourcing of the interest payments on the Notes. If we intend to cause AGH to become an obligor (in whole or in part) under the Notes or to otherwise change our present U.S. federal tax treatment of interest payments on the Notes, Aon will advise Holders on Aon’s website. You should consult your own tax advisors as to the U.S. federal tax treatment of interest payments on the Notes.

Tax Consequences Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments of Interest

Interest on a Note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a Note generally equal to the difference, if any, between the amount received for the Note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the amount the U.S. Holder paid for the Note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder generally will be subject to information reporting and backup withholding when the U.S. Holder receives payments on a Note or receives proceeds from the sale or other taxable disposition of a Note (including a redemption or retirement of a Note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding with respect to such payments and proceeds if the U.S. Holder is not otherwise exempt and:

•	the U.S. Holder fails to furnish the U.S. Holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the U.S. Holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the U.S. Holder previously failed to properly report payments of interest or dividends; or

•

the U.S. Holder fails to certify under penalties of perjury that the U.S. Holder has furnished a correct taxpayer identification number and that the IRS has not notified the U.S. Holder that the U.S. Holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a Note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Payments of Interest

Subject to the discussion of backup withholding below, interest paid or deemed paid by Aon Corporation on a Note (including interest paid by AGH if at such time Aon Corporation is viewed as the sole obligor under the Note for U.S. federal income tax purposes) to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such Non-U.S. Holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its Note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of any applicable income tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an applicable income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest paid or deemed paid by Aon Corporation on a Note (including interest paid by AGH if at such time Aon Corporation is viewed as the sole obligor under the Note for U.S. federal income tax purposes) to a Non-U.S. Holder that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the interest paid on a Note is not subject to withholding tax because it is effectively connected with the conduct of the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, a Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Subject to the discussion of backup withholding below, interest paid or deemed paid by AGH on a Note (including interest paid by Aon Corporation if at such time AGH is viewed as the sole obligor under the Note for U.S. federal income tax purposes) to a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a Note (other than amounts allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above under “—Payments of Interest”) for which Aon Corporation is the sole obligor for U.S. federal tax purposes unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain of a Non-U.S. Holder described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.

Gain of a Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a Note for which AGH is the sole obligor for U.S. federal tax purposes.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “ —Payments of Interest.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a Note (including a retirement or redemption of the Note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of a Note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, a Note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a Note. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of a Note, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. The preamble to these proposed Treasury Regulations specifies that taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the Notes.

CERTAIN U.K. TAX CONSEQUENCES

The following is a general summary of the U.K. withholding tax consequences in relation to payments of interest on the Notes and payments in respect of the Guarantees and of the U.K. stamp duty and stamp duty reserve tax consequences of the issue or transfer of the Notes. This summary does not deal with other U.K. tax aspects of acquiring, holding or disposing of the Securities. This summary is based upon U.K. tax law and the published practice of HM Revenue and Customs in effect on the date of this prospectus supplement and is subject to any change in law or practice which may take effect after that date (including with retrospective effect).

Holders (or prospective holders) of Securities who are in any doubt as to their tax position should consult their professional advisors.

U.K. Withholding Tax

Payments of Interest on the Notes

Interest paid by the Issuers on the Notes may be subject to withholding on account of U.K. income tax at the basic rate (currently 20%) if such interest has a U.K. source for U.K. tax purposes, subject to such relief as may be available under the provisions of any applicable double tax treaty or any other relief or exemption that may apply. In this regard, the Notes will constitute “quoted Eurobonds” within the meaning of section 987 of the Income Tax Act 2007 (the Act) as long as they are and continue to be listed on a “recognised stock exchange” within the meaning of section 1005 of the Act as it applies for the purposes of section 987 of the Act. In the case of Notes to be traded on the New York Stock Exchange, which is a “recognised stock exchange” for so long as it is registered with the SEC as a national securities exchange under section 6 of the Securities Exchange Act of 1934, this condition will be satisfied if (and only if) they are admitted to trading on that exchange and they are officially listed in the United States in accordance with provisions corresponding to those generally applicable in the European Economic Area states. Accordingly, payments of interest on the Notes by the Issuers, even if they have a U.K. source for U.K. tax purposes, may be made without withholding on account of UK income tax provided the Notes remain so listed at the time of payment.

The reference to “interest” in this UK Taxation section means “interest” as understood in United Kingdom tax law, and in particular any premium element of the redemption amount of any Notes redeemable at a premium may constitute a payment of interest subject to the withholding tax provisions discussed above. In certain cases, the same could be true for amounts of discount where Notes are issued at a discount. The statements above do not take any account of any different definitions of “interest” or “principal” which may prevail under any other law or which may be created by the terms and conditions of the Notes or any related documentation.

Payments in Respect of the Guarantees

Depending on the correct analysis under U.K. tax law of payments in respect of the Guarantees, it is possible that such payments would be subject to withholding on account of U.K. income tax at the basic rate (currently 20%), subject to such relief as may be available under the provisions of any applicable double tax treaty or any other exemption which may apply.

Stamp Duty and Stamp Duty Reserve Tax

No U.K. stamp duty or stamp duty reserve tax should be payable on the issue or transfer of the Notes.

CERTAIN IRISH TAX CONSEQUENCES

The following is a general summary of the Irish withholding tax consequences in relation to payments of interest on the Notes and payments in respect of the Guarantees and of the Irish stamp duty consequences of the issue or transfer of the Notes. This summary does not deal with other Irish tax aspects of acquiring, holding or disposing of the Securities. This summary is based upon the laws of Ireland and the published practices of the Revenue Commissioners of Ireland in effect on the date of this prospectus supplement and is subject to any change in law or practice which may take effect after that date (including with retrospective effect).

This summary does not constitute legal or tax advice and the comments below are of a general nature only. Holders (or prospective holders) of Securities who are in any doubt as to their tax position should consult their professional advisors.

Irish Withholding Tax

Payments of Interest on the Notes

Withholding Tax. Interest payments on the Notes made by the Issuers may be made without withholding on account of Irish income tax provided that they do not have an “Irish source.” Interest payments on the Notes made by the Issuers would not generally be considered to have an Irish source where: (i) the Issuers are not resident in Ireland for the purposes of Irish tax; (ii) the Issuers do not operate in Ireland through a branch or agency with which the issue of the Notes is connected; (iii) the funds for the payments do not come from Ireland and no interest payments will be made from Ireland; and (iv) no debt is secured on Irish situate assets. Accordingly, the Issuers or any paying agent acting on behalf of the Issuers should not be obliged to deduct Irish interest withholding taxes from payments made in connection with the Notes.

Encashment Tax. In certain circumstances, Irish tax will be required to be withheld at the rate of 25% from any interest paid in respect of the Securities, where such interest is paid, collected or realized by a person in Ireland on behalf of any holder of the Securities. Holders of the Securities should therefore note that the appointment of an Irish collection agent or an Irish paying agent could result in the deduction of 25% encashment tax by such agent from interest payments on the Securities. A holder of Securities that is not resident in Ireland for tax purposes may claim an exemption from this withholding tax by submitting an appropriate declaration of non-Irish tax residency to the Irish agent. A holder of Securities may also be exempt from encashment tax if such holder is within the charge to Irish corporation tax in respect of the interest payable on the Securities.

Payments in Respect of the Guarantees

Depending on the correct analysis under Irish law of payments in respect of the Guarantees, it is possible that such payments would be subject to withholding on account of Irish income tax at the standard rate (currently 20%), subject to such relief as may be available under the provisions of any applicable double tax treaty or any other exemption which may apply under domestic Irish law.

Stamp Duty

No Irish stamp duty should be payable on the issue or transfer of the Notes for so long as the transfer of the Notes does not relate to: (i) immovable property situated in Ireland or any right over or interest in such property; or (ii) the stocks or marketable securities of a company registered in Ireland.

BOOK-ENTRY, DELIVERY AND FORM

We have obtained the information in this section concerning DTC, Clearstream Banking S.A. (“Clearstream, Luxembourg”) and Euroclear Bank SA/NV (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Notes of each series will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

So long as DTC or its nominee is the registered owner of the global securities representing the Notes of a series, DTC or such nominee will be considered the sole owner and holder of the Notes of such series for all purposes of the Notes of such series and the indenture. Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the indenture, including for purposes of receiving any reports delivered by an Issuer, a Guarantor or the Trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes.

Unless and until the Issuers issue the Notes of a series in fully certificated, registered form under the limited circumstances described below under “—Certificated Notes”:

•	you will not be entitled to receive a certificate representing your interest in the Notes of such series;

•	all references in this prospectus or an accompanying prospectus supplement to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•

all references in this prospectus or an accompanying prospectus supplement to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the Notes of such series, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered Notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act of 1934, as amended (the “Exchange Act”).

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a participant, either directly or indirectly.

Purchases of Notes under DTC’s system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Notes, except as provided below under “—Certificated Notes.”

To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. None of the Issuers, any Guarantor, the Trustee or any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the Notes on your behalf. None of the Issuers, any Guarantor or the Trustee have responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, none of the Issuers, any Guarantor or the Trustee have responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Neither the Issuers nor any Guarantor supervises these systems in any way.

The Trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a Note if one or more of the direct participants to whom the Note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the Notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge Notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant U.S. tax laws and regulations. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of DTC, Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Transfers Within and Among Book-Entry Systems

Transfers between DTC’s direct participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with its applicable rules and operating procedures.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date.

Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash amount only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for Notes in definitive form in accordance with the terms of the Notes, the Notes may not be transferred except (i) as a whole by DTC to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

The Issuers will issue Notes of the applicable series to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•

the Issuers advise the Trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Exchange Act, and the Trustee or the Issuers are unable to locate a qualified successor within 90 days;

•	an event of default with respect to the Notes of the applicable series has occurred and is continuing under the indenture; or

•	the Issuers, at their option, elect to terminate the book-entry system through DTC with respect to the Notes of the applicable series.

If any of the three above events occurs, DTC is required to notify all direct participants that Notes of the applicable series in fully certificated registered form are available through DTC. DTC will then surrender the global notes representing the Notes of such series along with instructions for re-registration. The Trustee will re-issue the Notes of the applicable series in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the indenture.

Unless and until the Issuers issue the Notes in fully certificated, registered form, (i) you will not be entitled to receive a certificate representing your interest in the Notes, (ii) all references in this prospectus supplement or the accompanying prospectus to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants and (iii) all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the Notes, for distribution to you in accordance with its policies and procedures.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the Issuers and the Guarantors have agreed to sell to the underwriters named below, for whom Morgan Stanley & Co. LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. are acting as representatives, the following respective principal amounts of the Securities.

Underwriter	Principal Amount of the 20 Notes	Principal Amount of the 20 Notes
Morgan Stanley & Co. LLC .	$	$
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.

Total	$	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the Securities if any are purchased. The underwriting agreement also provides that if an underwriter defaults with respect to the Securities, the purchase commitments of non-defaulting underwriters may be increased or the offering of the Securities may be terminated. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the Securities initially at the applicable public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of                % of the principal amount of the 20    Notes and                 % of the principal amount of the 20    Notes, as applicable. The underwriters may allow, and dealers may re-allow, a concession not to exceed                % of the principal amount of the 20    Notes and                 % of the principal amount of the 20    Notes, as applicable on sales to other dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

We estimate that our out of pocket expenses for this offering will be approximately $    .

The Securities are a new issue of securities with no established trading market. We currently intend to apply to list the Securities on the New York Stock Exchange. One or more of the underwriters intend(s) to make a secondary market for the Securities. However, they are not obligated to do so and may discontinue making a secondary market for the Securities at any time without notice. No assurance can be given as to how liquid the trading market for the Securities will be.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to, any additional debt securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the representatives until the settlement date for the Securities.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of Securities in excess of the principal amount of the Securities the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the Securities in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Securities originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Securities or preventing or retarding a decline in the market price of the Securities. As a result the price of the Securities may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Extended Settlement

We expect to deliver the Securities against payment for the Securities on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the                business day following the date of the pricing of the Securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities prior to two business days before delivery will be required, by virtue of the fact that the Securities initially will settle in T+         , to specify an alternate settlement arrangement to prevent a failed settlement.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the securities offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the securities offered hereby. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

Canada

The Securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Securities may not be offered, sold or otherwise made available to any retail investor in any Member State of the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in the EU Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means, presenting sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Securities, and includes the placing of the Securities through financial intermediaries.

Consequently, no key information document required by the PRIIPs Regulation for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

United Kingdom

The Securities may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of the UK Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Securities.

Consequently, no key information document required by the UK PRIIPs Regulation for offering or selling the Securities or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Securities may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Issuers or the Guarantors.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Securities in, from or otherwise involving the United Kingdom.

Hong Kong

This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The Securities will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The Securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may not be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the Securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Securities under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notification under Section 309B(1)(c) of the SFA. We have determined that the Securities are (A) prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and (B) Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The Securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and no application has or will be made to admit the Securities to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Securities constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the Securities may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The Securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Securities in Taiwan.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Our SEC file number is 001-07933. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC.

The SEC’s rules allow us to “incorporate by reference” in this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or a subsequently filed document incorporated by reference herein modifies or replaces such statement.

This prospectus supplement incorporates by reference (i) the documents set forth below and (ii) any future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of this offering, other than, in each case, those documents or the portions thereof that are furnished and not filed:

•	the Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 18, 2022; and

•

the information specifically incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2020 from the Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 15, 2021; and

•	the Current Report on Form 8-K, filed with the SEC on February 18, 2022.

You will find additional information about us in the registration statement of which this prospectus and the accompanying prospectus form a part. This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement. Statements in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference herein or therein concerning the provisions of legal documents are not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or calling us at either of the following addresses or telephone numbers:

Aon Corporation

Attention: Company Secretary

200 East Randolph Street

Chicago, Illinois 60601

United States of America

Telephone: +1 312 381 1000

Aon Global Holding plc

Attention: Company Secretary

The Aon Centre

The Leadenhall Building

122 Leadenhall Street

London, EC3V 4AN

United Kingdom

Telephone: +44 20 7623 5500

LEGAL MATTERS

The validity of the Securities will be passed upon for us as to Irish law by Matheson, as to U.S. law by Sidley Austin LLP and as to English law by Freshfields Bruckhaus Deringer LLP. Davis Polk & Wardwell LLP, New York, New York, will pass upon certain matters for the underwriters.

EXPERTS

The consolidated financial statements of Aon plc in Aon plc’s Annual Report on Form 10-K for the year ended December 31, 2021 and the effectiveness of Aon plc’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Aon plc	Aon plc	Aon Global Holdings plc	Aon Corporation
Debt Securities Guarantees Class A Ordinary Shares Preference Shares Share Purchase Contracts Share Purchase Units	Guarantees	Debt Securities Guarantees	Debt Securities Guarantees

We or our subsidiaries identified above may from time to time offer and sell any of the securities identified above, or any combination thereof, in each case, in one or more series and in one or more offerings. This prospectus provides you with a general description of the securities and the general manner in which they may be offered. This prospectus is being filed following the completion on April 1, 2020 of a scheme of arrangement under English law that resulted in our public shareholders holding Class A ordinary shares of an Irish public limited company instead of Class A ordinary shares of a public limited company incorporated under the laws of England and Wales.

We or our subsidiaries identified above may offer and sell the securities to or through one or more underwriters, dealers and agents or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See “About this Prospectus” and “Plan of Distribution” for more information. None of the securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Each time we or our subsidiaries identified above offer and sell securities, a supplement to this prospectus will be provided that contains specific information about the offering and the amounts, prices and terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of the securities, as well as the documents incorporated or deemed to be incorporated by reference herein and therein.

INVESTING IN THE SECURITIES DESCRIBED IN THIS PROSPECTUS INVOLVES RISK. YOU SHOULD CAREFULLY REVIEW THE RISKS AND UNCERTAINTIES DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS AND ANY RISK FACTORS SET FORTH IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN OR THEREIN.

Our executive offices are located at Metropolitan Building, James Joyce Street, Dublin 1, Ireland D01 K0Y8, and our telephone number is +353 1 266 6000.

The Class A ordinary shares of Aon plc are listed on the New York Stock Exchange under the symbol “AON.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) using an automatic “shelf” registration process. By using a shelf registration statement, we or our subsidiaries identified on the cover page of this prospectus may, over time, offer any combination of the securities described in this prospectus in one or more offerings.

On April 1, 2020, a scheme of arrangement under English law was completed pursuant to which the Class A ordinary shares of Aon plc, a public limited company incorporated under the laws of England and Wales and the then publicly traded parent company of the Aon group and to be re-registered as a limited company and renamed Aon Global Limited, were cancelled and the holders thereof received, on a one-for-one basis, Class A ordinary shares of Aon plc, an Irish public limited company (the “Reorganization”).

Unless otherwise stated or the context otherwise requires, in this prospectus we use the terms:

•	“Aon Corporation” to refer to Aon Corporation, a Delaware corporation;

•

“AGL” to refer to Aon plc, a public limited company incorporated under the laws of England and Wales and the former publicly traded parent company of the Aon group and to be re-registered as a limited company and renamed Aon Global Limited;

•

“Aon plc” to refer to (i) for time periods prior to the completion of the Reorganization, AGL, and (ii) for time periods on or after the completion of the Reorganization, Aon plc, an Irish public limited company;

•	“AGH” to refer to Aon Global Holdings plc, a public limited company incorporated under the laws of England and Wales;

•	“Aon,” “we,” “us” or “our” to refer to Aon plc, together with its consolidated subsidiaries, including Aon Corporation, AGL and AGH; and

•

the “securities” to refer collectively to the debt securities, guarantees, preference shares, Class A ordinary shares, share purchase contracts and share purchase units offered by Aon plc, the guarantees offered by AGL, the debt securities and guarantees offered by AGH, and the debt securities and guarantees offered by Aon Corporation.

This prospectus provides you with a general description of the securities that Aon plc, AGL, AGH or Aon Corporation may offer. Each time that Aon plc, AGL, AGH or Aon Corporation offer and sell securities, a prospectus supplement to this prospectus will be provided that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read this prospectus, any applicable prospectus supplement and any applicable free writing prospectuses, together with the additional information described under “Where You Can Find More Information” and “Incorporation by Reference.”

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement of which this prospectus is a part or the exhibits to such registration statement. For further information, we refer you to such registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or other document are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved.

You should rely only on the information contained, incorporated or deemed to be incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained, incorporated or deemed to be incorporated by reference in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. The business, financial condition, results of operations and prospects of Aon plc, AGL, AGH and/or Aon Corporation may have changed since that date. Neither this prospectus nor any prospectus supplement constitutes an offer to sell securities or a solicitation of an offer to buy securities by anyone in any jurisdiction in which that offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make that offer or solicitation.

This document is not intended to be and is not a prospectus for purposes of the Companies Act 2014 of Ireland, as amended (the “Irish Companies Act”), Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC (the “EU Prospectus Regulation”) or any legislation, regulations or rules of the European Union, Ireland or any other member state of the European Economic Area implementing the EU Prospectus Regulation or the United Kingdom. This document has not been reviewed or approved by the Central Bank of Ireland nor by any other competent or supervisory authority of any other member state of the European Economic Area or the United Kingdom for the purposes of the EU Prospectus Regulation. No offer of securities to the public is being, or shall be, made in Ireland or any other member state of the European Economic Area or the United Kingdom on the basis of this document.

We have not authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectuses to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless otherwise indicated. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference in such documents. Accordingly, you should not place undue reliance on this information.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC.

Our website address is www.aon.com. The information on our website is not, and should not be deemed to be, a part of this prospectus.

You will find additional information about us in the registration statement of which this prospectus forms a part. This prospectus and any prospectus supplement do not contain all of the information in the registration statement. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference therein. Statements in this prospectus or any prospectus supplement about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. The full registration statement may be obtained through the SEC’s website as provided above, or through us as provided under “Incorporation by Reference.”

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information in this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference (i) the documents set forth below and (ii) any future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering, other than, in each case, those documents or the portions thereof that are furnished and not filed:

•

the Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February  14, 2020 (except for Item 8 therein to the extent superseded by the Current Report on Form 8-K , filed with the SEC on April 1, 2020);

•

the information specifically incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2019 from the Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2020;

•	the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 1, 2020;

•

the Current Reports on Form 8-K, filed with the SEC on February 4, 2020, February  24, 2020, February  27, 2020, March  10, 2020, April 1,  2020, April  2, 2020, April  27, 2020 and May 12, 2020, and the Current Report on Form 8-K12B, filed with the SEC on April 1, 2020; and

•

the description of the Class  A ordinary shares of Aon plc contained in Exhibit 4.7 to the Current Report on Form 8-K12B , filed with the SEC on April 1, 2020, including any amendment or report filed for the purposes of updating such description.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Aon Corporation

Attention: Company Secretary

200 East Randolph Street

Chicago, IL 60601

United States of America

Telephone: +1 312 381 1000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

INFORMATION CONCERNING FORWARD LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated or deemed to be incorporated by reference herein or therein may contain certain statements related to future results, or state our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They are typically identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “probably,” “potential,” “looking forward,” “continue” and other similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. For example, we may use forward-looking statements when addressing topics such as: market and industry conditions, including competitive and pricing trends; public health concerns and continuing uncertainty in connection with COVID-19; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; expected effective tax rate; future actions by regulators; risks related to our pending combination with Willis Towers Watson Public Limited Company; and the impact of changes in accounting rules. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include:

•	general economic and political conditions in the countries in which we do business around the world, including the withdrawal of the United Kingdom from the European Union;

•	changes in the competitive environment or damage to our reputation;

•	fluctuations in exchange and interest rates that could influence revenues and expenses;

•	changes in global equity and fixed income markets that could affect the return on invested assets;

•	changes in the funding status of our various defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

•	the level of our debt limiting financial flexibility or increasing borrowing costs;

•	rating agency actions that could affect our ability to borrow funds;

•	volatility in our tax rate due to a variety of different factors, including U.S. federal income tax reform;

•	changes in estimates or assumptions on our financial statements;

•	limits on our subsidiaries to make dividend and other payments to us;

•	the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against us;

•

the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which we operate, particularly given the global scope of our businesses and the possibility of conflicting regulatory requirements across jurisdictions in which we do business;

•	the impact of any investigations brought by regulatory authorities in the United States, Ireland, the United Kingdom and other countries;

•	the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes;

•	failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others;

•	the effects of Irish law on our operating flexibility and the enforcement of judgments against us;

•	the failure to retain and attract qualified personnel;

•	international risks associated with our global operations;

•	the effects of natural or man-made disasters, including the effects of COVID-19 and other health pandemics;

•	the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data;

•	our ability to develop and implement new technology;

•	damage to our reputation among clients, markets or third parties;

•	the actions taken by third parties that perform aspects of our business operations and client services;

•

the extent to which we manage certain risks created in connection with the various services, including fiduciary and investment consulting and other advisory services, among others, that we currently provide, or will provide in the future, to clients;

•	our ability to continue, and the costs and risks associated with, growing, developing and integrating companies that we acquire or new lines of business;

•	changes in commercial property and casualty markets, commercial premium rates or methods of compensation;

•	changes in the health care system or our relationships with insurance carriers;

•	our ability to implement initiatives intended to yield cost savings and the ability to achieve those cost savings;

•	risks and uncertainties associated with the sale of our benefits administration and business process outsourcing business;

•	our ability to realize the expected benefits from our restructuring plan; and

•

risks and uncertainties related to our pending combination and subsequent integration with Willis Towers Watson Public Limited Company, including our ability to obtain the requisite approvals of, to satisfy the other conditions to, or to otherwise complete, the combination on the expected timeframe, or at all, the occurrence of unanticipated difficulties or costs in connection with the combination, our ability to successfully integrate the combined companies following the combination and our ability to realize the expected benefits from the combination.

Any or all of these forward-looking statements may turn out to be inaccurate, and there are no guarantees about our performance. The factors identified above are not exhaustive. We and our subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statement that we may make from time to time, whether as a result of new information, future events or otherwise. Further information about factors that could materially affect us, including our results of operations and financial condition, is contained under “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K, Part II, Item 1A of any subsequent Quarterly Reports on Form 10-Q and/or any Current Reports on Form 8-K filed after the date of this prospectus. See “Risk Factors.”

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors contained under “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K, Part II, Item 1A of any subsequent Quarterly Reports on Form 10-Q and/or any Current Reports on Form 8-K filed after the date of this prospectus, and all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus, before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

ABOUT AON

We are a leading global professional services firm that provides advice and solutions to clients focused on risk, retirement and health, delivering distinctive client value via innovative and effective risk management and workforce productivity solutions that are under-pinned by industry-leading data and analytics. Our strategy is to be the preeminent professional services firm in the world, focused on risk and people. Our principal executive offices are located at Metropolitan Building, James Joyce Street, Dublin 1, Ireland D01 K0Y8, our telephone number is +353 1 266 6000 and our website is www.aon.com. The information on our website is not, and should not be deemed to be, a part of this prospectus.

Aon plc is an Irish public limited company and its Class A ordinary shares are currently traded on the NYSE under the symbol “AON.” Aon plc is a public limited company incorporated under the laws of England and Wales and to be re-registered as a limited company and renamed Aon Global Limited (“AGL”). Aon Global Holdings plc is a public limited company incorporated under the laws of England and Wales (“AGH”). Aon Corporation (“Aon Corporation”) is a Delaware corporation. Each of AGL, AGH and Aon Corporation is an indirect wholly owned subsidiary of Aon plc. See “About this Prospectus,” “Where You Can Find More Information” and “Incorporation by Reference.”

USE OF PROCEEDS

Unless we state otherwise in an applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities described in this prospectus and any applicable prospectus supplement for general corporate purposes, including securities repurchase programs, capital expenditures, working capital, repayment or reduction of long-term and short-term debt and the financing of acquisitions. We may invest funds that we do not immediately require in short term marketable securities.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

In this description, references to “holders” mean those who own debt securities and the related guarantees registered in their own names, on the books that the registrar maintains for this purpose, and not those who own beneficial interests in debt securities and the related guarantees registered in “street name” or issued in book-entry form and held through one or more depositaries.

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that may be offered pursuant to this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the applicable prospectus supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Aon plc Debt Securities

Aon plc may issue senior debt securities (the “Aon plc debt securities”) under an indenture (the “Aon plc indenture”), among Aon plc, as issuer, AGL, AGH and Aon Corporation, as guarantors (the “Aon plc guarantors”) in respect of certain series of Aon plc debt securities, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”).

Any Aon plc debt securities issued under the Aon plc indenture will constitute unsubordinated debt of Aon plc. Any guarantee that AGL, AGH and Aon Corporation, as the Aon plc guarantors, issue under the Aon plc indenture will constitute unsubordinated obligations of AGL, AGH and Aon Corporation (each, an “Aon plc debt guarantee”).

AGH Debt Securities

AGH may issue senior debt securities (the “AGH debt securities”) under an indenture (the “AGH indenture”), among AGH, as issuer, Aon plc, AGL and Aon Corporation, as guarantors (the “AGH guarantors”) in respect of certain series of AGH debt securities, and the trustee.

Any AGH debt securities issued under the AGH indenture will constitute unsubordinated debt of AGH. Any guarantee that Aon plc, AGL or Aon Corporation, as the AGH guarantors, issue under the AGH indenture will constitute unsubordinated obligations of Aon plc, AGL and Aon Corporation (each, an “AGH debt guarantee”).

Aon Corporation Debt Securities

Aon Corporation may issue senior debt securities (the “Aon Corporation debt securities”) under an indenture (the “Aon Corporation indenture”), among Aon Corporation, as issuer, Aon plc, AGL and AGH, as guarantors (the “Aon Corporation guarantors”) in respect of certain series of Aon Corporation debt securities, and the trustee. There are currently three existing Aon Corporation indentures: (i) the Second Amended and Restated Indenture, dated April 1, 2020 (amending and restating the Amended and Restated Indenture, dated April 2, 2012) (originally dated January 13, 1997); (ii) the Second Amended and Restated Indenture, dated April 1, 2020 (amending and restating the Amended and Restated Indenture, dated April 2, 2012) (originally dated September 10, 2010); and (iii) the Amended and Restated Indenture, dated April 1, 2020 (amending and restating the Indenture, dated December 3, 2018).

Any Aon Corporation debt securities issued under the Aon Corporation indenture will constitute unsubordinated debt of Aon Corporation. Any guarantee that Aon plc, AGL or AGH, as the Aon Corporation guarantors, issue under the Aon Corporation indenture will constitute unsubordinated obligations of Aon plc, AGL and AGH (each, an “Aon Corporation debt guarantee”).

In this description:

•	the Aon plc debt securities, the AGH debt securities and the Aon Corporation debt securities are sometimes referred to collectively as the “debt securities”;

•	the Aon plc indenture, the AGH indenture and the Aon Corporation indenture are sometimes referred to collectively as the “indentures”;

•	the Aon plc debt guarantees, the AGH debt guarantees and the Aon Corporation debt guarantees are sometimes referred to collectively as the “guarantees”;

•	each of Aon plc, AGH and Aon Corporation, in each case in its capacity as issuer of debt securities, is sometimes referred to as an “issuer”; and

•	each of the Aon plc guarantors, the AGH guarantors and the Aon Corporation guarantors is sometimes referred to as a “guarantor.”

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officers’ certificate or by a supplemental indenture. The terms of any debt securities and, if applicable, the guarantees will include those stated in the applicable indenture and those made part of that indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The debt securities will be subject to all those terms, and we refer prospective purchasers and holders of debt securities and guarantees to the applicable indenture and the Trust Indenture Act for a statement of those terms. The debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

The following summaries of various provisions of the debt securities, the indentures and the guarantees are not complete. They do not describe certain exceptions and qualifications contained in the debt securities, the indentures and the guarantees, and are qualified in their entirety by reference to the provisions of the debt securities, the indentures and the guarantees. Unless we otherwise indicate, capitalized terms have the meanings assigned to them in the applicable indenture.

An applicable prospectus supplement will specify the issuer, the guarantors, if any, and whether the debt securities are to be guaranteed. The debt securities may be issued as part of units consisting of debt securities and other securities that may be offered under this prospectus. If debt securities are issued as part of units of debt securities and other securities that may be issued under this prospectus, an applicable prospectus supplement will describe any applicable material federal income tax consequences to holders.

General

The debt securities will be unsecured obligations of the applicable issuer. None of the indentures limit the amount of debt securities that the issuer may issue. Each indenture provides that the issuer may issue debt securities from time to time in one or more series.

The debt securities and any debt guarantees will be unsecured and unsubordinated obligations of the applicable issuer and will rank equally in right of payment with such issuer’s other unsecured and unsubordinated obligations. Because each of Aon plc, AGL, AGH and Aon Corporation is a holding company, the holders of debt securities and debt guarantees may not receive assets of the applicable issuer’s subsidiaries in a liquidation or recapitalization until the claims of such subsidiaries’ creditors and any insurance policyholders (in the case of insurance subsidiaries) are paid, except to the extent that the applicable issuer may have recognized claims against such subsidiaries. In addition, certain regulatory laws limit some of such subsidiaries from making payments to the applicable issuer of dividends and on loans and other transfers of funds.

An applicable prospectus supplement will describe the specific terms relating to the series of debt securities being offered. These terms will include some or all of the following:

•	the name of the issuer of those debt securities and, if applicable, the name of the guarantors;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the issuer will issue the debt securities in global form;

•	the maturity date or dates of the debt securities;

•	the interest rate or rates, if any (which may be fixed or variable), and, if applicable, the method used to calculate the interest rate;

•	the date or dates from which interest will accrue and on which interest will be payable and the date or dates used to determine the persons to whom interest will be paid;

•	whether the debt securities will be guaranteed;

•	the place or places where principal of, and any premium or interest on, the debt securities will be paid;

•	whether (and if so, when and under what terms and conditions) the debt securities may be redeemed by the issuer at its option or at the option of the holders;

•	whether there will be a sinking fund;

•

if other than U.S. dollars and denominations of $1,000 or any multiple of $1,000, the currency or currencies or currency unit or currency units or composite currency and denomination in which the debt securities will be issued and in which payments will be made;

•	if other than the principal amount, the portion of the principal amount of the debt securities that the issuer will pay upon acceleration of the maturity date;

•	if the debt securities are not subject to defeasance by the issuer;

•	any deletions from, modifications of or additions to the events of default applicable to such debt securities;

•

whether the debt securities will be exchangeable for or convertible into Class A ordinary shares of Aon plc or any other securities or property and the terms and conditions governing such exchange or conversion; and

•	any other terms of the debt securities.

If an issuer denominates the purchase price of a series of debt securities in a non-U.S. dollar currency or currencies or a non-U.S. dollar currency unit or units, or if the principal of, any premium and interest on any series of debt securities is payable in a non-U.S. dollar currency or currencies or a non-U.S. dollar currency unit or units, an applicable prospectus supplement will describe any special U.S. federal income tax considerations.

The issuer will pay principal and any interest, premium and additional amounts in the manner, at the places and subject to the restrictions set forth in the applicable debt securities, the applicable indenture and any applicable prospectus supplement. The issuer will not impose a service charge for any transfer or exchange of debt securities, but it may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed. (Section 2.05 of the indentures).

Unless otherwise indicated in an applicable prospectus supplement, each issuer will issue debt securities in fully registered form, without coupons, in denominations of $1,000 or multiples of $1,000. (Sections 2.01 and 2.04 of the indentures).

The issuer may offer to sell at a substantial discount below their stated principal amount, debt securities bearing no interest or interest at a rate that, at the time of issuance, is below the prevailing market rate. An applicable prospectus supplement will describe any special U.S. federal income tax considerations applicable to any of those discounted debt securities.

The issuer may offer to sell debt securities in which the principal or interest will be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. The principal amount or payment of interest applicable to those debt securities may be greater than or less than the amount of principal or interest otherwise payable, depending upon the value of the applicable currency, commodity, equity index or other factor on the date on which that principal or interest is due. An applicable prospectus supplement will describe the methods used to determine the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on that date is linked and certain additional tax considerations applicable to those debt securities.

The indentures do not restrict the issuers’ ability to incur unsecured indebtedness or, subject to the restrictions described in “ —Consolidation and Merger,” to engage in reorganizations, restructurings, mergers, consolidations or similar transactions that have the effect of increasing the issuers’ indebtedness. Accordingly, unless an applicable prospectus supplement states otherwise, neither the debt securities nor any guarantees will contain any provisions that afford holders protection against the issuers or, if applicable, the guarantors incurring unsecured indebtedness or engaging in certain reorganizations or transactions. As a result, any of the issuers could become highly leveraged.

Events of Default

With respect to any series of debt securities, “event of default” means any of the following:

•	failure to pay the principal of, or any premium on, any debt security of that series when due;

•	failure to pay the interest or any additional amount on any debt security of that series when due and the continuation of that failure for 30 days;

•

if that series of debt securities is guaranteed, the cessation of any guarantee of any debt security of that series to be in full force and effect, the declaration that any guarantee of such debt securities is null and void and unenforceable, the finding that any guarantee of such debt securities is invalid or the denial by any guarantor of its liability under its guarantee of such debt securities (other than by reason of the release of such guarantor in accordance with the terms of the applicable indenture);

•

failure by the issuer or, if applicable, a guarantor to comply with any of its other covenants or agreements contained in the applicable indenture and the continuation of that failure for 90 days after written notice of that failure is given to such issuer or, if applicable, guarantor from the applicable trustee (or to such issuer and, if applicable, guarantor and that trustee from the holders of at least 25% in principal amount of the outstanding debt securities of that series);

•	certain events of bankruptcy, insolvency or reorganization relating to the issuer or, if applicable, a guarantor;

•

if that series of debt securities is convertible or exchangeable into Class A ordinary shares of Aon plc or any other securities or property, default in the delivery of any such Class A ordinary shares, together with cash in lieu of fractional shares, or other securities or property, as applicable, when required to be delivered upon conversion or exchange of any debt security of that series, and the continuation of such default for 10 business days; and

•	any other event of default provided with respect to debt securities of that series that is described in an applicable prospectus supplement. (Section 6.01 of the indentures).

If there is a continuing event of default with respect to any outstanding series of debt securities, the applicable trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of that series may require the issuer or, if applicable, the guarantors to pay immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. However, at any time after that trustee or the holders, as the case may be, declare an acceleration with respect to debt securities of any series, but before the applicable person has obtained a judgment or decree for payment of the money, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain conditions, cancel such acceleration if (i) all events of default (other than the non-payment of accelerated principal) with respect to such debt securities have been cured or (ii) all such events of default have been waived, each as provided in the applicable indenture. (Section 6.01 of the indentures). For information as to waiver of defaults, see “ —Modification and Waiver.” The particular provisions relating to acceleration of the maturity of a portion of the principal amount of such debt securities that are discount securities triggered by an event of default shall be described in an applicable prospectus supplement.

Each indenture provides that, subject to the duties of the applicable trustee to act with the required standard of care, if there is a continuing event of default, the applicable trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless those holders have offered to the applicable trustee security or indemnity reasonably satisfactory to it. (Section 7.02 of the indentures). Subject to those provisions for security or indemnification of the applicable trustee and certain other conditions, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power that trustee holds, in each case, with respect to the debt securities of that series. (Section 6.06 of the indentures).

No holder of any debt security of any series will have any right to institute any proceeding with respect to any indenture or for any remedy thereunder unless:

•

the applicable trustee has failed to institute the proceeding for 60 days after the holder has previously given such trustee written notice of a continuing event of default with respect to debt securities of that series;

•

the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable security or indemnity, to the applicable trustee to institute the proceeding as trustee; and

•

the applicable trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request. (Section 6.04 of the indentures).

However, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, that debt security on or after the date or dates they are to be paid as expressed in or pursuant to that debt security and to institute suit for the enforcement of any such payment. (Section 6.04 of the indentures).

Each indenture provides that the applicable trustee shall provide notice to the holders of debt securities of any series within 90 days of the occurrence of any default with respect to such debt securities known to such trustee, except that the trustee need not provide holders of such debt securities notice of any default (other than the non-payment of principal or any premium, interest or additional amounts) if such default has been cured and such trustee considers it in the interest of the holders of such debt securities not to provide that notice. (Section 6.07 of the indentures).

Consolidation and Merger

Each indenture provides that each of the issuer and the guarantors may consolidate with or merge or convert into, or convey, transfer or lease its or their properties or assets substantially as an entirety to, another person without the consent of any debt security holders if, along with certain other conditions set forth in the indentures:

•	the issuer or such guarantor, as the case may be, is the successor person; or

•

the successor person (if other than the issuer or such guarantor, as the case may be) formed by such consolidation or conversion or into which the issuer or such guarantor, as the case may be, merges or converts or which acquires or leases the assets of the issuer or such guarantor, as the case may be, substantially as an entirety:

a.

(i) in the case of Aon Corporation, is a corporation or other entity organized and existing under the laws of the United States, any state thereof or the District of Columbia; and (ii) expressly assumes by supplemental indenture the obligations of the issuer or such guarantor, as the case may be, in relation to the debt securities or such guarantee, as the case may be, and under the applicable indenture;

b.	immediately after giving effect to such transaction, there is no event of default and no event which, after notice or passage of time or both, would become an event of default; and

c.

the issuer or such guarantor, as the case may be, has delivered to the trustee an officers’ certificate stating that the transaction complies with the conditions set forth in the applicable indenture. (Section 11.01 of the indentures).

It is possible that a merger, transfer, lease or other transaction could be treated for U.S. federal income tax purposes as a taxable exchange by the holders of debt securities or guarantees for new securities, which could result in holders of debt securities or guarantees recognizing taxable gain or loss for U.S. federal income tax purposes. A merger, transfer, lease or other transaction could also have adverse tax consequences to holders of debt securities or guarantees under other tax laws to which the holders are subject.

Payment of Additional Amounts

Payments made by Aon plc, AGL, AGH, Aon Corporation or a paying agent, as applicable, on the debt securities or in respect to the guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future income, stamp or other tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed or levied by or on behalf of the government of Ireland, the United Kingdom or, in the case of debt securities issued by Aon plc, AGL or AGH and guaranteed by Aon Corporation, the United States (each, a “Home Country Jurisdiction”), of any territory thereof or by any authority or agency therein or thereof having the power to tax (collectively, “Taxes”), unless Aon plc, AGL, AGH, Aon Corporation or a paying agent is required to withhold or deduct Taxes by law.

If Aon plc, AGL, AGH, Aon Corporation or a paying agent is required to withhold or deduct any amount for or on account of Taxes from any payment made with respect to the debt securities or the guarantees, Aon plc, AGL, AGH or Aon Corporation, as applicable, will pay such additional amounts as may be necessary so that the net amount received by each beneficial owner (including additional amounts) after such withholding or deduction will not be less than the amount the beneficial owner would have received if the Taxes had not been withheld or deducted; provided that no additional amounts will be payable with respect to Taxes:

•

that would not have been imposed but for the existence of any present or former connection between such holder or beneficial owner of the debt securities or guarantees, as applicable (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership or corporation), and such Home Country Jurisdiction or any political subdivision, territory or possession thereof or therein, or area subject to its jurisdiction, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident, domicile or national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

•	that are estate, inheritance, gift, sales, transfer, personal property, wealth or similar taxes, duties, assessments or other governmental charges;

•	payable other than by withholding from payments of principal of and premium, if any, or interest, if any, on the debt securities or the guarantees, as applicable;

•

that would not have been imposed but for the failure of the applicable recipient of such payment to comply with any certification, identification, information, documentation or other reporting requirement to the extent:

a.

such compliance is required by applicable law or administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes; and

b.

at least 30 days before the first payment date with respect to which such additional amounts or Taxes shall be payable, Aon plc, AGL, AGH or Aon Corporation, as the case may be, has notified such recipient in writing that such recipient is required to comply with such requirement;

•

that would not have been imposed but for the presentation of the relevant debt security or guarantee (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

•

that are imposed or withheld pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the issue date of the debt securities (or any amended or successor version of such sections), any regulations promulgated thereunder, any official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

•

that would not have been imposed if presentation for payment of the relevant debt security or guarantee had been made to a paying agent other than the paying agent to which the presentation was made; or

•	any combination of the foregoing items;

nor shall additional amounts be paid with respect to any payment of the principal of or premium, if any, or interest, if any, on any debt security or any payment in respect of any guarantee to any such holder or beneficial owner who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such additional amounts had it been the holder of the debt security.

All references in this prospectus, other than under “ —Defeasance,” to the payment of the principal of or premium, if any, or interest, if any, on or the net proceeds received on the sale or exchange of, any debt securities or any payment in respect of any guarantee shall be deemed to include additional amounts to the extent that, in that context, additional amounts are, were or would be payable.

The obligations of Aon plc, AGL, AGH and Aon Corporation to pay additional amounts if and when due will survive the termination of the indentures and the payment of all other amounts in respect of the debt securities.

If, as a result of Aon plc’s, AGL’s, AGH’s or Aon Corporation’s consolidation, merger with or conversion into a successor person organized under the laws of a jurisdiction other than Ireland, the United Kingdom or the

United States (or, in each case, any political subdivision or taxing authority thereof) as described under “ —Consolidation and Merger,” or the conveyance, transfer or lease by Aon plc, AGL, AGH or Aon Corporation of its assets substantially as an entirety to such successor person, and such an entity expressly assumes the obligations of Aon plc, AGL, AGH or Aon Corporation under the indentures and any outstanding debt securities or guarantees, as applicable, such successor person will pay additional amounts on the same basis as described above, except that references to a “Home Country Jurisdiction” will be treated as references to Ireland, the United Kingdom, the United States and the country in which such successor person is organized or resident (or deemed resident for tax purposes).

Optional Tax Redemption

The issuer may redeem any series of debt securities in whole, but not in part, at its option at any time prior to maturity, upon the giving of not less than 10 nor more than 90 days’ notice of tax redemption to the holders, at a redemption price equal to the principal amount plus accrued and unpaid interest, if any, to the redemption date (except in the case of discounted debt securities, which may be redeemed at the redemption price specified by the terms of each series of such debt securities), if:

•

the issuer determines that, as a result of any change in, amendment to or announced proposed change in the laws or any regulations or rulings promulgated thereunder of a Home Country Jurisdiction (or of any political subdivision or taxing authority thereof) or, in the event of the assumption of the issuer’s or a guarantor’s obligations under the debt securities or a guarantee, as applicable, by a successor person not organized under the laws of a Home Country Jurisdiction (or, in each case, any political subdivision or taxing authority thereof as described under “ —Consolidation and Merger”), the jurisdiction in which such successor person is organized (or deemed resident for tax purposes), or any change in the application or official interpretation of such laws, regulations or rulings, or (in either case) any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after (i) the issue date of the applicable debt securities or guarantee, (ii) in the event of the assumption by a successor person of the issuer’s or such guarantor’s obligations under the applicable indenture and such debt securities or guarantee, as applicable, as described under “ —Consolidation and Merger,” under the laws of a jurisdiction other than a Home Country Jurisdiction (or, in each case, any political subdivision or taxing authority thereof), with respect to taxes imposed by such other jurisdiction, the date of the transaction resulting in such assumption or (iii) such other date specified with respect to such debt securities or guarantee, as applicable, and, in the case of each of (i), (ii) or (iii), the issuer, such guarantor or such successor person, as applicable, would be required to pay additional amounts (as described under “ —Payment of Additional Amounts”) with respect to that series of such debt securities or under such guarantee, as the case may be, on the next succeeding interest payment date for such debt securities and the payment of such additional amounts cannot be avoided by the use of reasonable measures available to the issuer, such guarantor or such successor person, as applicable; or

•

the issuer determines, based upon an opinion of independent counsel of recognized standing that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, a Home Country Jurisdiction (or any political subdivision or taxing authority thereof) or, in the event of the assumption of the issuer’s or a guarantor’s obligations under the debt securities or a guarantee, as applicable, by a successor person not organized under the laws of a Home Country Jurisdiction (or, in each case, any political subdivision thereof as described under “ —Consolidation and Merger”), the jurisdiction in which such successor person is organized (or deemed resident for tax purposes), which action is taken or brought on or after (i) the issue date of the applicable debt securities or guarantee, (ii) in the event of the assumption by a successor person of the issuer’s or such guarantor’s obligations under the applicable indenture and such debt securities or guarantee, as applicable, as described under “ —Consolidation and Merger,” under the laws of a jurisdiction other than a Home Country Jurisdiction (or, in each case, any political subdivision or taxing authority thereof), with respect to taxes imposed by such other jurisdiction, the date of the transaction resulting in such assumption or (iii) such other date specified with respect to such debt securities and, in the case of each of (i), (ii) and (iii), there is a substantial probability that the circumstances described above would exist.

No notice of any such redemption may be given earlier than 90 days prior to the earliest date on which Aon plc, AGL, AGH, Aon Corporation or such successor person, as applicable, would be obligated to pay any additional amounts.

Aon plc, AGL, AGH, Aon Corporation or such successor person will also pay to each holder, or make available for payment to each such holder, on the redemption date, any additional amounts (as described under “ —Payment of Additional Amounts”) resulting from the payment of such redemption price by it. Prior to the delivery of any notice of redemption, Aon plc, AGL, AGH, Aon Corporation or such successor person will deliver to the trustee an officer’s certificate stating that it is entitled to effect or cause a redemption and setting forth a statement of facts showing that the conditions precedent of the right so to redeem or cause such redemption have occurred, and in the case of a redemption based on an opinion of independent counsel referred to in the second bullet above, such independent counsel’s opinion. Delivery of any notice of redemption will be conclusive and binding on the holders of the securities being redeemed.

Any notice of redemption will be irrevocable once an officer’s certificate has been delivered to the trustee.

Defeasance

Defeasance and Discharge. Unless the debt securities of any series provide otherwise, the issuer and, if applicable, the guarantors may be discharged from any and all obligations in respect of the debt securities of that series and any related guarantee, as applicable (except for certain obligations to register the transfer or exchange of debt securities of that series, to replace stolen, destroyed, lost or mutilated debt securities of that series, to maintain paying agencies, to execute and furnish definitive securities evidenced by temporary securities, to return moneys deposited with or paid to the trustee or any paying agent remaining unclaimed for three years, to compensate and indemnify the applicable trustee or to furnish such trustee (if that trustee is not the registrar) with the names and addresses of holders of debt securities of that series). This discharge, referred to as defeasance, will occur only if, among other things:

•

the issuer or, if applicable, the guarantors or the issuer together with the guarantors irrevocably deposits or deposit with the applicable trustee, in trust, money and/or securities of the government which issues the currency in which the debt securities of that series are payable or securities of agencies backed by the full faith and credit of that government, which, through the payment of interest and principal in accordance with their terms, will provide, in the opinion of a nationally recognized public accounting firm, enough money to pay each installment of principal of, and any premium and interest on, and any additional amounts known to be payable at the time of such defeasance and discharge and any mandatory sinking fund payments in respect of, the debt securities of that series on the applicable due dates for those payments in accordance with the terms of those debt securities; and

•

the issuer or, if applicable, the guarantors delivers or deliver to the applicable trustee an opinion of counsel confirming that the beneficial owners of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the discharge had not occurred.

That opinion must state that the issuer or, if applicable, the guarantors has or have received from the U.S. Internal Revenue Service a ruling or, since the date of execution of the applicable indenture, there has been a change in the applicable U.S. federal income tax law, in any case, in support of that opinion. (Sections 13.02 and 13.04 of the indentures).

In addition, the issuer or, if applicable, the guarantors or the issuer together with the guarantors may also obtain a discharge of either indenture with respect to all debt securities issued under that indenture and any related guarantee, as applicable, by depositing with the applicable trustee, in trust, enough money to pay all amounts due on the debt securities on the date those payments are due or upon redemption of all of those debt securities, so long as those debt securities are by their terms to become due and payable within one year or are to be called for redemption within one year. (Section 12.01 of the indentures).

Defeasance of Certain Covenants and Certain Events of Default. Unless the debt securities of any series provide otherwise, upon compliance with certain conditions:

•

the issuer and, if applicable, the guarantors may omit to comply with any provision of the applicable indenture (except for certain obligations to register the transfer or exchange of debt securities of that series, to replace stolen, destroyed, lost or mutilated debt securities of that series, to maintain paying agencies, to execute and furnish definitive securities evidenced by temporary securities, to return moneys deposited with or paid to the trustee or any paying agent on any debt security and not applied to payments on the debt securities but remaining unclaimed for three years, to punctually pay the principal of and premium or interest, if any, on the debt securities, to deliver to the trustee an annual statement as to default, to adhere to the covenants with respect to payment on the debt securities on default, to adhere to the resignation or removal procedures regarding the trustee, to compensate and indemnify the applicable trustee or to furnish that trustee (if that trustee is not the registrar) with the names and addresses of holders of debt securities of that series), including the covenant described under “ — Consolidation and Merger”; and

•

any omission to comply with those covenants will not constitute an event of default with respect to the debt securities of that series (“covenant defeasance”). (Sections 13.03 and 13.04 of the indentures).

The conditions include, among other things:

•

irrevocably depositing with the applicable trustee, in trust, money and/or securities of the government which issues the currency in which the debt securities of that series are payable or securities of agencies backed by the full faith and credit of that government, which, through the payment of interest and principal in accordance with their terms, will provide, in the opinion of a nationally recognized public accounting firm, enough money to pay each installment of principal of, any premium and interest on, and any additional amounts known to be payable at the time of such covenant defeasance and any mandatory sinking fund payments in respect of, the debt securities of that series on the applicable due dates for those payments in accordance with the terms of those debt securities; and

•

delivering to the applicable trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred. (Section 13.04 of the indentures).

Covenant Defeasance and Certain Other Events of Default. If the issuer or, if applicable, the guarantors or the issuer together with the guarantors exercises or exercise the option to effect a covenant defeasance with respect to the debt securities of any series as described above and the debt securities of that series are thereafter declared due and payable because of an event of default (other than an event of default caused by failing to comply with the covenants that are defeased), the amount of money and securities it has or they have deposited with the applicable trustee would be sufficient to pay amounts due on the debt securities of that series on their respective due dates but may not be sufficient to pay amounts due on the debt securities of that series at the time of acceleration resulting from that event of default. However, the issuer and, if applicable, the guarantors would remain liable for any shortfall.

Modification and Waiver

Each indenture provides that the issuer and, if applicable, the guarantors may enter into supplemental indentures with the applicable trustee without the consent of the holders of debt securities to:

•	document the fact that a successor entity has assumed the issuer’s or, if applicable, a guarantor’s obligations;

•	add covenants or events of default or to surrender any right or power conferred upon the issuer or, if applicable, a guarantor for the benefit of the holders of debt securities;

•	add or change such provisions as are necessary to permit the issuance of global debt securities;

•

cure any ambiguity or correct any inconsistency in the indenture or in the terms of the debt securities as shall not adversely affect the interests of the holders of debt securities in any material respect;

•	conform the applicable indenture or the terms of the debt securities or guarantees to any terms set forth in this prospectus or an applicable prospectus supplement;

•	document the fact that a successor trustee has been appointed; or

•	establish the forms and terms of debt securities of any series. (Section 10.01 of the indentures).

The issuer and, if applicable, the guarantors may enter into a supplemental indenture to modify an indenture with the consent of the applicable trustee and the holders of at least a majority in principal amount of outstanding debt securities of each series affected by such supplemental indenture. However, the issuer and, if applicable, the guarantors may not modify an indenture without the consent of the holders of all then-outstanding debt securities of the affected series issued under that indenture to:

•	extend the maturity date of, or change the due date of any installment of principal of or interest on, or payment of additional amounts with respect to, the debt securities of that series;

•	reduce the principal amount of, or any premium payable or interest rate on, the debt securities of that series;

•	reduce the amount due and payable upon acceleration or make payments thereon payable in any currency other than that provided in that debt security;

•	make any change that adversely affects the right, if any, to convert or exchange any debt security for shares or other securities or property in accordance with its terms;

•	impair the right to institute suit for the enforcement of any such payment on or after its due date; or

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is necessary to effect any such modification or amendment of the indenture, for waiver of compliance with certain covenants and provisions in the indenture or for waiver of certain defaults. (Section 10.02 of the indentures).

The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the applicable indenture with respect to that series, except a default in the payment of the principal of or any premium or any interest on, any debt security of that series or in respect of a provision which under the applicable indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that affected series. (Section 6.09 of the indentures).

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that the issuer will deposit with a depositary identified in an applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

An applicable prospectus supplement will describe the specific terms of the depositary arrangement with respect to a series of debt securities. We anticipate that the following provisions will generally apply to depositary arrangements.

When a global security is issued, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by the issuer if those debt securities are offered and sold directly by the issuer. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of the principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. No issuer, guarantor, trustee, paying agent or registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

It is expected that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. It is also expected that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed within 90 days, the issuer will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, the issuer may at any time in its sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, the issuer will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if specified in an applicable prospectus supplement, an owner of a beneficial interest in a global security may, on terms acceptable to the issuer, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in an applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Guarantees

Under each guarantee, the applicable guarantor will fully and unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due on the applicable debt securities and under the indenture when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional redemption or repayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable debt securities.

The obligations of each guarantor under the guarantees will be full and unconditional, joint and several, regardless of the enforceability of the applicable debt securities, and will not be discharged until all obligations under those debt securities and the applicable indenture are satisfied. Holders of the applicable debt securities may proceed directly against a guarantor under the applicable guarantee if an event of default affecting those debt securities occurs without first proceeding against the issuer.

Conversion Rights

An applicable prospectus supplement will describe the terms and conditions, if any, on which debt securities being offered are convertible into Class A ordinary shares of Aon plc or other securities. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the issuer or the holder, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities.

Regarding the Trustee

The issuers have commercial deposits and custodial arrangements with The Bank of New York Mellon Trust Company, N.A. (“BNYM”) and may have borrowed money from BNYM in the normal course of business. The issuers may enter into similar or other banking relationships with BNYM in the future in the normal course of business. In addition, the issuers have provided brokerage and other insurance services in the ordinary course of their respective businesses for BNYM. BNYM may also act as trustee with respect to other debt securities one or both of the issuers have issued.

BNYM will be serving as the trustee under the indentures. Consequently, if an actual or potential event of default occurs with respect to the debt securities, BNYM may be considered to have a conflicting interest for purposes of the Trust Indenture Act. In that case, BNYM may be required to resign under one or more indentures, and the applicable issuer and, if applicable, the applicable guarantor would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

Governing Law

The debt securities, the guarantees and the indentures will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF PREFERENCE SHARES OF AON PLC

In this description, references to “holders” mean those who own preference shares of Aon plc registered in their own names, on the books that the registrar maintains for this purpose, and not those who own beneficial interests in preference shares of Aon plc registered in “street name” or issued in book-entry form and held through one or more depositaries.

The description set forth below is only a summary and is not complete. For more information regarding the preference shares of Aon plc which may be offered by this prospectus, see the documents incorporated by reference in this prospectus, the applicable prospectus supplement, Aon plc’s Constitution (the “Aon plc Constitution”), which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and any certificate of designations or other instrument establishing a series of preference shares, which will be filed with the SEC as an exhibit to or incorporated by reference in such registration statement at or prior to the time of the issuance of that series of preference shares.

The Aon plc Constitution authorizes Aon plc to issue preference shares, in one or more classes or series, with or without voting rights attached to them, with the number of shares of each class or series and the powers, preferences, rights and limitations thereof (which may include preferences regarding dividends and liquidation rights over the Class A ordinary shares of Aon plc) to be determined by Aon plc’s board of directors at the time of issuance of the relevant preference shares. Aon plc’s board of directors has been authorized to issue up to 50,000,000 preference shares, all of which remain authorized for allotment and issuance. This authority will expire five years from the date of adoption of the Aon plc Constitution (which occurred on March 31, 2020).

We will include the specific terms of each series of the preference shares of Aon plc being offered in an applicable prospectus supplement.

DESCRIPTION OF CLASS A ORDINARY SHARES OF AON PLC

In this description, references to “holders” mean those who own Class A ordinary shares of Aon plc registered in their own names, on the books that the registrar we maintains for this purpose, and not those who own beneficial interests in Class A ordinary shares of Aon plc registered in street name or issued in book-entry form and held through one or more depositaries.

The description of the Class A ordinary shares of Aon plc is incorporated in this prospectus by reference to the Current Report on Form 8-K12B filed with the SEC on April 1, 2020. The Class A ordinary shares of Aon plc are listed on the New York Stock Exchange under the symbol “AON.”

For more information regarding the rights attached to the Class A ordinary shares of Aon plc which may be offered by this prospectus, see the applicable prospectus supplement, the Aon plc Constitution, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and any other instrument relating to the Class A ordinary shares of Aon plc filed with the SEC as an exhibit to or incorporated by reference in such registration statement at or prior to the time of the issuance of the Class A ordinary shares of Aon plc.

The Aon plc Constitution authorizes Aon plc to allot and issue, and to grant rights to subscribe for or to convert or exchange any security into or for, its Class A ordinary shares, which shall have the same rights, preferences and limitations as its existing Class A ordinary shares. Aon plc’s board of directors has been authorized to issue up to 500,000,000 Class A ordinary shares. Of this amount, as of May 5, 2020, 263,882,994 Class A ordinary shares remained authorized for allotment and issuance. This authority will expire five years from the date of adoption of the Aon plc Constitution (which occurred on March 31, 2020).

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS OF AON PLC

Aon plc may issue share purchase contracts, representing contracts obligating holders to purchase from Aon plc, and obligating Aon plc to sell to the holders, a specified number of its Class A ordinary shares at a future date or dates. The price per share and the number of Class A Ordinary Shares of Aon plc may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be issued separately or as a part of share purchase units consisting of a share purchase contract and, as security for the holder’s obligations to purchase the Class A Ordinary Shares of Aon plc:

•	Aon plc debt securities;

•	preference shares of Aon plc; or

•	debt obligations of third parties, including AGH debt securities, Aon Corporation debt securities and U.S. Treasury securities.

Subject to applicable law, the share purchase contracts may require Aon plc to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The share purchase contracts may require holders to secure their obligations in a specified manner and, in certain circumstances, Aon plc may deliver newly issued prepaid share purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original share purchase contract.

An applicable prospectus supplement will describe the terms of any share purchase contracts or share purchase units and, if applicable, prepaid share purchase contracts.

PLAN OF DISTRIBUTION

Aon plc, AGL, AGH or Aon Corporation may sell the securities covered by this prospectus in any of the following ways (or in any combination):

•	through underwriters, dealers or remarketing firms;

•	directly to one or more purchasers, including to a limited number of institutional purchasers;

•	through agents;

•	any combination of the distribution methods above; or

•	any other methods of distribution described in an applicable prospectus supplement.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act. Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

In addition, Aon plc, AGL, AGH or Aon Corporation may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement so indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and such applicable prospectus supplement, sell securities covered by this prospectus and such applicable prospectus supplement. If so, the third party may use securities borrowed from Aon plc, AGL, AGH, Aon Corporation or others to settle such sales and may such securities to close any related short positions. Aon plc, AGL, AGH or Aon Corporation may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities covered by this prospectus and such applicable prospectus supplement.

The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement or supplements and will include, among other things:

•	the type of and terms of the securities;

•	the price of the securities;

•	the proceeds to us from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	the names of any underwriters, dealers, remarketing firms or agents and the amount of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers.

If underwriters are used in the sale of securities, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in an applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in an applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of those securities if any are purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If the dealers acting as principals are used in the sale of any securities, those securities will be acquired by the dealers, as principals, and may be resold from time to time in one or more transactions at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transactions will be set forth in an applicable prospectus supplement with respect to the securities being offered.

Securities may also be offered and sold, if so indicated in an applicable prospectus supplement in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with Aon plc, AGL, AGH or Aon Corporation and its compensation will be described in an applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

The securities may be sold directly by Aon plc, AGL, AGH or Aon Corporation, or through agents designated by one of them from time to time. In the case of securities sold directly by Aon plc, AGL, AGH or Aon Corporation, no underwriters or agents would be involved. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by Aon plc, AGL, AGH or Aon Corporation to such agents, will be set forth in an applicable prospectus supplement. Unless otherwise indicated in an applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Aon plc, AGL, AGH or Aon Corporation may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relate from us at the public offering price set forth in an applicable prospectus supplement plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Those contracts will be subject only to those conditions set forth in an applicable prospectus supplement, and an applicable prospectus supplement will set forth the commission payable for solicitation of those contracts.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with one or more of Aon plc, AGL, AGH or Aon Corporation, to indemnification by one or more of Aon plc, AGL, AGH or Aon Corporation against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

Unless otherwise indicated in an applicable prospectus supplement, all securities offered by this prospectus, other than the Class A ordinary shares of Aon plc, which are listed on the New York Stock Exchange, will be new issues with no established trading market. Aon plc, AGL, AGH or Aon Corporation, as applicable, may elect to list any of the securities on one or more exchanges, but unless otherwise specified in an applicable prospectus supplement, shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying securities so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

VALIDITY OF SECURITIES

Unless otherwise indicated in an applicable prospectus supplement, the validity of the securities under Irish law will be passed upon for us by Matheson and certain matters with respect to English and New York law will be passed upon for us by Latham & Watkins LLP. Any underwriters, dealers or agents may be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Aon plc incorporated by reference in Aon plc’s Current Report on Form 8-K filed with the SEC on April 1, 2020 for the year ended December 31, 2019 and the effectiveness of Aon plc’s internal control over financial reporting as of December 31, 2019 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Willis Towers Watson PLC as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, incorporated by reference herein have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to a change in accounting principle). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Aon Corporation

Aon Global Holdings plc

$                % Senior Notes due 20

$                % Senior Notes due 20

with full and unconditional guarantees

as to payment of principal and interest by

Aon plc and AGL

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley

Barclays

Credit Suisse

Deutsche Bank Securities

                , 2022